EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among
COSTAR MIDSTREAM ENERGY LLC

and

ENERGY SPECTRUM PARTNERS VI LP

as Sellers

and

AMERICAN MIDSTREAM, LLC

as Buyer

Dated

October 13, 2014

TABLE OF CONTENTS
Page
ARTICLE I CERTAIN DEFINITIONS..........................................................................1

1.1	Certain Defined Terms....................................................................................1

1.2	Other Definitional Provisions.......................................................................18

1.3	Headings.......................................................................................................18

1.4	Other Terms...................................................................................................18
ARTICLE II THE TRANSACTION.............................................................................18

2.1	The Transaction.............................................................................................18

2.2	Base Purchase Price......................................................................................18

2.3	Purchase Price Adjustment...........................................................................19

2.4	Post-Closing Adjustment..............................................................................19

2.5	Review of Preliminary Closing Statement....................................................19

2.6	Payment of Indebtedness..............................................................................21

2.7	Purchase Price Allocation.............................................................................21

2.8	Tax Withholding............................................................................................21
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS.............22

3.1	Organization, Good Standing, and Authority................................................22

3.2	Enforceability................................................................................................23

3.3	Capitalization; Interests................................................................................23

3.4	No Conflicts; Consents.................................................................................24

3.5	Permits..........................................................................................................25

3.6	Taxes.............................................................................................................25

3.7	Litigation.......................................................................................................27

3.8	Compliance with Laws.................................................................................27

3.9	Contracts.......................................................................................................27

3.10	Benefit Plans...............................................................................................29

3.11	No Foreign Person......................................................................................31

3.12	Sufficiency of the Assets.............................................................................31

3.13	Personal Property; Real Property................................................................32

3.14	Environmental Matters................................................................................33

3.15	Broker’s or Finder’s Fees............................................................................33

3.16	Labor and Employment Matters.................................................................33

3.17	Insurance.....................................................................................................34

3.18	Capital Commitments.................................................................................34

3.19	Financial Statements...................................................................................35

3.20	Indebtedness................................................................................................35

3.21	Organizational Documents..........................................................................35

3.22	Bank Accounts; Powers of Attorney...........................................................35

3.23	Books and Records.....................................................................................36

3.24	Absence of Changes....................................................................................36

i

3.25	No Undisclosed Liabilities..........................................................................36

3.26	Accounts Receivable...................................................................................36

3.27	Accounts Payable........................................................................................36

3.28	Intellectual Property....................................................................................36

3.29	Bankruptcy..................................................................................................37

3.30	Derivative Contracts...................................................................................37

3.31	Regulatory Status........................................................................................37

3.32	Imbalances..................................................................................................37

3.33	Related Party Transactions..........................................................................37

3.34	Investment...................................................................................................37

3.35	Nature of Sellers.........................................................................................38

3.36	Receipt of Information................................................................................38

3.37	Restricted Securities....................................................................................38

3.38	Legend.........................................................................................................38

3.39	Reliance on Exemptions.............................................................................39

3.40	Interim Operations......................................................................................39
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER.................41

4.1	Organization, Good Standing, and Authorization.........................................41

4.2	Enforceability................................................................................................41

4.3	Capitalization................................................................................................41

4.4	No Conflicts; Consents.................................................................................42

4.5	Compliance with Laws.................................................................................42

4.6	Permits..........................................................................................................43

4.7	Valid Issuance; No Options or Preemptive Rights of Units..........................43

4.8	Periodic Reports............................................................................................43

4.9	Litigation.......................................................................................................44
4.10 Investment.....................................................................................................44

4.11	Nature of Buyer...........................................................................................44

4.12	Bankruptcy..................................................................................................44

4.13	Independent Investigation...........................................................................44

4.14	Broker’s or Finder’s Fees............................................................................45

4.15	Taxes...........................................................................................................45
ARTICLE V COVENANTS............................................................................................47

5.1	Access Indemnity..........................................................................................47

5.2	Names...........................................................................................................47

5.3	Regulatory Filings.........................................................................................47

5.4	Records.........................................................................................................47

5.5	Employees.....................................................................................................47

5.6	Confidentiality...............................................................................................48

5.7	Financial Statements.....................................................................................49

5.8	Access to Personnel......................................................................................49

5.9	Right to Negotiate........................................................................................49

ARTICLE VI TITLE MATTERS..................................................................................49

6.1	General Disclaimer of Title Representations and Warranties.......................49

6.2	Warranty of Title...........................................................................................50

6.3	Recovery on Warranty...................................................................................50

6.4	Waiver of Title Defects.................................................................................50

6.5	Title Dispute Resolution...............................................................................50
ARTICLE VII CLOSING...............................................................................................51

7.1	Time and Place of Closing............................................................................51

7.2	Sellers’ Deliveries at Closing........................................................................51

7.3	Buyer’s Deliveries at Closing.......................................................................52
ARTICLE VIII INDEMNIFICATION..........................................................................53

8.1	Indemnification by Buyer.............................................................................53

8.2	Indemnification by Sellers............................................................................53

8.3	Certain Limitations.......................................................................................54

8.4	Notice of Asserted Liability; Opportunity to Defend...................................55

8.5	Effect of Investigation...................................................................................58

8.6	Escrow Fund.................................................................................................59

8.7	Exclusive Remedy.........................................................................................59

8.8	Negligence and Strict Liability Waiver.........................................................60

8.9	Limitation on Damages.................................................................................60

8.10	Bold and/or Capitalized Letters..................................................................60

8.11	Capital Expenditure Indemnification Procedures.......................................60

8.12	Posting of Letter of Credit..........................................................................60
ARTICLE IX MISCELLANEOUS PROVISIONS......................................................61

9.1	Expenses.......................................................................................................61

9.2	Further Assurances........................................................................................61

9.3	Apportionment of Taxes; Transfer Taxes; and Recording Fees; Tax Treatment...................................................................................................61

9.4	Assignment...................................................................................................62

9.5	Entire Agreement, Amendments and Waiver................................................63

9.6	Severability...................................................................................................63

9.7	Counterparts; Electronic Delivery.................................................................63

9.8	Governing Law and Dispute Resolution.......................................................63

9.9	Notices and Addresses..................................................................................64

9.10	Offset...........................................................................................................65

9.11	No Partnership; Third Party Beneficiaries..................................................65

9.12	Schedules....................................................................................................65

9.13	Negotiated Transaction...............................................................................66

9.14	Sellers’ Representative................................................................................66

EXHIBITS
A        Gathering Systems, Liquids Pipelines, Plants and Other Assets
B        Form of Assignment
C, Part 1    Owned Real Property
C, Part 2    Easements
C, Part 3    Leases
D        Form of Escrow Agreement
E        Form of Non-Foreign Certification

SCHEDULES
1.1(a)        Buyer’s Knowledge
1.1(b)        Capital Expenditures
1.1(c)        Sellers’ Knowledge
1.1(d)        Exceptions to Closing Indebtedness
2.2        Sellers’ Consideration Percentages
2.3        Estimated Closing Statement
2.6        Closing Indebtedness
3.3(b)         Entities
3.6(h)        Non-Disregarded Entities
3.6(o)        Tax Filing Jurisdictions
3.9(a)        Material Contracts
3.9(b)        Material Breaches of Contracts
3.10(a)        Company Benefit Plans
3.12        Sufficiency of Assets
3.13(b)        Real Property
3.13(d)        Personal Property
3.16(f)        Terminated Employees
3.16(g)(i)    Independent Contractors
3.16(g)(ii)    Non-Contracted Independent Contractors
3.17        Insurance
3.18(a)        Capital Commitments
3.18(b)        Capital Expenditures on Schedule 1.1(b) Projects
3.19(a)        Financial Statements
3.22        Bank Accounts; Powers of Attorney
3.25        Undisclosed Liabilities
3.26        Accounts Receivable
3.27        Accounts Payable
3.28        Intellectual Property
3.30        Derivative Contracts
3.31(a)        Regulatory Status
3.33        Related Party Transactions
3.40        Interim Operations
4.4(a)(iii)    Buyer Consents
4.15(d)        Buyer’s Tax Agreements

6.2        Warrantied Property

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated October 13, 2014 (the “Execution Date”) is by and among Costar Midstream Energy LLC, a Texas limited liability company (“Management Seller”), Energy Spectrum Partners VI LP, a Delaware limited partnership (“ESP Seller” and, together with Management Seller, the “Sellers”) and American Midstream, LLC, a Delaware limited liability company (“Buyer”). Buyer and Sellers are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS
WHEREAS, Sellers own 100% of the issued and outstanding membership interests (the “Interests”) of Costar Midstream, L.L.C., a Texas limited liability company (the “Company”); and
WHEREAS, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase from Sellers, the Interests on the terms and subject to the conditions set forth in this Agreement.
FOR AND IN CONSIDERATION of the premises and of the mutual covenants contained herein, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Certain Defined Terms. Capitalized terms used herein and not defined elsewhere in this Agreement have the meanings given such terms as set forth below.
“1060 Forms” has the meaning given such term in Section 2.7.
“AAA” means the American Arbitration Association.
“Actual Aggregate Capital Expenditures” has the meaning given such term in Section 8.2.
“Affiliate” means, when used with respect to a specified Person, any other Person controlling, directly or indirectly controlled by or under common control with the specified Person. For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing.
“Agreement” has the meaning given such term in the introductory paragraph and includes all amendments, supplements, modifications and restatements hereof.
“Allocation Schedule” has the meaning given such term in Section 2.7.
“AMID SEC Documents” has the meaning given such term in Section 4.8.

“Approved Aggregate Capital Expenditures” has the meaning given such term in Section 8.2.
“Assets” means those assets owned by the Company and the Entities, including the Plants, the Gathering Systems, the Liquids Pipelines, the Personal Property, the Company Real Property and the Other Assets.
“Assignments” means Assignments of Membership Interests for the Interests, substantially in the form of Exhibit B.
“Base Purchase Price” has the meaning given such term in Section 2.2.
“Benefit Plan” means any “employee benefit plan”, including (a) any employee welfare benefit plan or employee pension benefit plan as defined in Sections 3(1) and 3(2) of ERISA; (b) any other employee benefit plan, program, agreement or arrangement, including, without limitation, any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, disability plan, hospitalization insurance, medical insurance, life insurance, workman’s compensation or other insurance and any other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral; and (c) any “nonqualified deferred compensation plan” as such term is defined in Section 409A(d)(1) of the Code.
“Business Day” means any day, other than Saturday and Sunday, on which federally-insured commercial banks in the United States are generally open for business and capable of sending and receiving wire transfers.
“Buyer” has the meaning given such term in the introductory paragraph.
“Buyer Indemnitees” has the meaning given such term in Section 8.2.
“Buyer Material Adverse Effect” means, any circumstance, change, event, fact, condition or effect that (a) is, or would be reasonably expected to be, materially adverse to the business, operations (including results of operation), assets, liabilities, or financial condition of Buyer and Buyer Parent taken as a whole or (b) that materially impedes the ability of Buyer or Buyer Parent to complete the transactions contemplated herein; provided, however, a Buyer Material Adverse Effect shall not be deemed to have occurred due to any circumstance, change, event, fact, condition or effect resulting or arising from: (i) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Buyer or Buyer Parent; (ii) any change in general economic conditions in the industries or markets in which Buyer or Buyer Parent operate; (iii) changes in Law or accounting rules (including GAAP) or the enforcement, implementation or the interpretation thereof; (iv) changes in financial, banking or securities markets in general, including any disruption thereof and any change in prevailing interest rates; (v) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) any natural or man-made disaster or acts of God; or (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Sellers. Notwithstanding the foregoing, any circumstance, change or effect that meets the criteria of any of (ii) through (vi) above but that disproportionately affects the properties, assets or business of Buyer or Buyer Parent relative to similar assets of Third Persons will not prevent a Buyer Material Adverse Effect from having occurred.
“Buyer Parent” means American Midstream Partners, LP.
“Buyer Parent Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Buyer Parent, dated August 9, 2013, as amended.
“Buyer Parent Subsidiary” means any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by Buyer Parent or one or more of the other Buyer Parent Subsidiaries or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by Buyer Parent or one or more Buyer Parent Subsidiaries or a combination thereof and for this purpose, Buyer Parent owns a majority ownership interest in such a business entity (other than a corporation) if Buyer Parent shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term ‘‘Buyer Parent Subsidiary’’ shall include all subsidiaries of such Buyer Parent Subsidiary.
“Buyer’s Knowledge” or any similar term, means the actual knowledge, after due inquiry, of any of the individuals listed on Schedule 1.1(a).
“CapEx Calculation” has the meaning given such term in Section 8.11.
“Capital Expenditure Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the total amount of capital expenditures spent by the Company and the Entities on the projects set forth on Schedule 1.1(b) prior to the Execution Date less (B) Sellers’ Capital Budget Obligation.
“Cash Consideration Amount” means Two Hundred Seventy One Million Six Hundred Five Thousand One Dollars ($271,605,001), subject to the adjustments set forth in Sections 2.3 through 2.5.
“Claim” means any demand, demand letter, claim or notice of noncompliance or violation, or Proceeding.
“Claim Notice” has the meaning given such term in Section 8.3(c).

“Closing” has the meaning given such term in Section 7.1.
“Closing Cash Consideration Amount” means an amount equal to the Cash Consideration Amount less the amount of Closing Indebtedness, less the Escrow Cash Amount, plus the amount of any Estimated Closing Surplus, less the amount of any Estimated Closing Deficiency.
“Closing Imbalance” means the Imbalance measured as of the Effective Time.
“Closing Indebtedness” has the meaning given such term in Section 2.6.
“Closing Working Capital” means Working Capital measured as of the Effective Time.
“COBRA Coverage” has the meaning given such term in Section 3.10(i).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commercial Completion Date” means the earlier of (a) the date that is two (2) years following the Execution Date and (b), with respect to all facilities described on Schedule 1.1(b) other than those facilities which Buyer, the Company or the Entities are no longer diligently pursuing, (i) the date on which the Independent Engineer certifies that such facilities have completed all required performance tests and are built to the specifications outlined in the relevant documents as described in Schedule 1.1(b) inclusive of all engineering procurement and construction contracts or (ii) the date that such facilities are constructed capable of operating in accordance with their intended purpose at stated capacity, as applicable.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means common units representing limited partner interests of Buyer Parent.
“Company Benefit Plan” means each Benefit Plan that the Company, the Entities or an ERISA Affiliate sponsors, maintains, contributes to, or is obligated to contribute to, or has sponsored, maintained, contributed to, or been obligated to contribute to at any time within three (3) years prior to the Execution Date, for the benefit of any current or former employees, officers, partners, directors, managers, independent contractors, agents or consultants (or any beneficiaries thereof) of the Company, the Entities or an ERISA Affiliate.
“Company Real Property” means the Leases, Easements and Owned Real Property.
“Confidentiality Agreement” means the Confidentiality Agreement between Buyer and the Company relating to the transaction documented by this Agreement dated January 13, 2014.
“Consideration Units” means the Common Units received by Sellers pursuant to this Agreement.
“Contract” means any written or oral contract, agreement, agreement regarding Indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease,

mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement; excluding, however, any Easement or other instrument creating or evidencing an interest in the Assets or in real property related to or used in connection with the operations of any Plant, any Gathering System, or the Liquids Pipeline.
“Controlled Group Liability” has the meaning given such term in Section 3.10(e).
“Costar Bakken” means Costar Bakken, LLC, a Texas limited liability company.
“Costar GP” means Costar GS GP, LLC, a Texas limited liability company.
“Costar LP” means Costar GS LP, LLC, a Texas limited liability company.
“Costar Mesquite” means Costar Mesquite LLC, a Texas limited liability company.
“Costar Permian” means Costar Permian LLC, a Texas limited liability company.
“Current Assets” means the assets of the Company and the Entities that would be classified as “current assets” under GAAP and determined in accordance with the principles, policies, methodologies and procedures adopted in the preparation of the Financial Statements. Current Assets shall not include revenues from any Hedges.
“Current Liabilities” means liabilities of the Company and the Entities that would be classified as “current liabilities” under GAAP and determined in accordance with the principles, policies, methodologies and procedures adopted in the preparation of the Financial Statements. Current Liabilities shall include liabilities of the Company and the Entities under the NPI Agreements, but shall not include any (a) liabilities for the current portion of, and any interest expense on, any Indebtedness of the Company or the Entities that is discharged in full at or prior to the Closing or (b) any Hedge-related liabilities.
“Delaware LP Act” has the meaning given such term in Section 4.3(a).
“Derivative Contracts” has the meaning given such term in Section 3.30.
“Easements” means the easements, servitudes, licenses, rights-of-way, permits, road and surface use agreements of the Company and the Entities, and other similar interests in land upon or under which the Gathering Systems and the Liquids Pipelines are located, as set forth on Exhibit C, Part 2.
“Effective Time” means 12:01 a.m., Dallas time on October 1, 2014.
“Employees” means all employees of the Company and the Entities.
“Entities” means Costar Bakken, Costar GP, Costar LP, Costar Mesquite, Costar Permian, Gas Solutions, LV Rail and Transtar.

“Entity” means one of Costar Bakken, Costar GP, Costar LP, Costar Mesquite, Costar Permian, Gas Solutions, LV Rail and Transtar.
“Environmental Defect” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the presence, generation, handling, use, treatment, storage, transportation, disposal or Release of Hazardous Materials.
“Environmental Law” means any and all Laws pertaining to the protection of the environment and human health and employee safety and health to the extent related to exposure to Hazardous Materials in any and all jurisdictions where the Assets are located, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to exposure to Hazardous Materials), the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Coastal Zone Management Act, the Rivers and Harbors Act, the Endangered Species Act, and the Oil Pollution Act of 1990.
“Environmental Records” means all files, including regulatory files, abstracts, environmental data or information, reports, maps, drawings, surveys, books, records, and agreements regarding environmental matters in Sellers’ possession or control relating to the Assets.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of the Company or any Entity means any other Person that, together with the Company or an Entity, as applicable, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Wells Fargo Bank, National Association or any successor Escrow Agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement, dated as of the Execution Date, by and among Buyer, Sellers and the Escrow Agent, substantially in the form of Exhibit D.
“Escrow Amount” means the Escrow Unit Amount and (the Escrow Cash Amount, all of which will be held in escrow by the Escrow Agent in accordance with the Escrow Agreement.
“Escrow Cash Amount” means an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).
“Escrow Fund” means the Escrow Amount, together with all interest and earnings on the Escrow Cash Amount and any dividends, earnings or other distributions with respect to the Escrow Unit Amount, in each case held by the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Period” has the meaning given such term in Section 8.6(b).

“Escrow Unit Amount” means 1,379,311 Common Units.
“Escrow Unit Earnings” the amount of dividends, earnings, or other distributions on the Common Units in the Escrow Fund.
“ESP Seller” has the meaning given such term in the introductory paragraph.
“Estimated Amount” means the sum of (a) the Estimated Working Capital, (b) the Estimated Net Cash Change, (c) the Estimated Imbalance and (d) the Estimated Capital Expenditure Adjustment Amount.
“Estimated Capital Expenditure Adjustment Amount” has the meaning given such term in Section 2.3.
“Estimated Closing Deficiency” means the amount, if any, by which the (a) the Estimated Amount is less than (b) the Working Capital Threshold.
“Estimated Closing Statement” means pro forma unaudited balance sheets, statements of operations and cash flows and other documents setting forth (a) the Current Assets and Current Liabilities of the Company, prepared in accordance with GAAP, and a calculation of the Closing Working Capital using the same principles, policies, methodologies and procedures utilized in the preparation of the Financial Statements, (b) a calculation of the Net Cash Change, (c) a calculation of the Closing Imbalance and (d) a calculation of the Capital Expenditure Adjustment Amount.
“Estimated Closing Surplus” means the amount, if any, by which the (a) the Estimated Amount is greater than (b) the Working Capital Threshold.
“Estimated Imbalance” has the meaning given such term in Section 2.3.
“Estimated Net Cash Change” has the meaning given such term in Section 2.3.
“Estimated Working Capital” has the meaning given such term in Section 2.3.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Execution Date” has the meaning given such term in the introductory paragraph.
“Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.
“FERC” means the Federal Energy Regulatory Commission.
“Final Amount” means the sum of (a) the Final Working Capital, (b) the Final Net Cash Change, (c) the Final Imbalance and (d) the Final Capital Expenditure Adjustment Amount.
“Final Capital Expenditure Adjustment Amount” means the Capital Expenditure Adjustment Amount as determined by reference to the Final Closing Statement.

“Final Closing Statement” has the meaning given such term in Section 2.5(c).
“Final Deficiency” has the meaning given such term in Section 2.5(d).
“Final Holdback Calculation Method” has the meaning given such term in Section 8.6(b).
“Final Imbalance” means the Closing Imbalance as determined by reference to the Final Closing Statement.
“Final Net Cash Change” means the Net Cash Change as determined by reference to the Final Closing Statement.
“Final Surplus” has the meaning given such term in Section 2.5(d).
“Final Working Capital” means the Closing Working Capital as determined by reference to the Final Closing Statement.
“Financial Statements” has the meaning given such term in Section 3.19(a).
“First Release Date” means the date that is One Hundred Eighty (180) days following the Execution Date.
“First Release Units” means 344,828 Consideration Units.
“Fundamental Representations” has the meaning given such term in Section 8.3(b)(i).
“GAAP” means generally accepted accounting principles in the United States as of the Execution Date, consistently applied.
“Gas Solutions” means Gas Solutions II Ltd., a Texas limited partnership.
“Gathering Systems” means the gas gathering systems, together with all associated facilities, compressors, and equipment, all as described in Exhibit A.
“Government Contract” means, with respect to the Assets or related to the businesses or operations of the Company or any Entity, (i) any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement, cooperative agreement, grant, loan or other contract, or a legally binding commitment thereunder or relating thereto between the Company or any Entity, on one hand, and any Governmental Authority, on the other hand, and (ii) all bids and proposals made by the Company or any Entity which, if accepted, would lead to the foregoing.
“Governmental Authorities” means (a) the United States of America or any state, local or political subdivision thereof within the United States of America, (b) any court, arbitrator or tribunal of competent jurisdiction or (c) any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“Hazardous Materials” means: (a) any chemicals, materials or substances, whether solid, liquid, or gaseous, defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental Law, (b) any radioactive materials (other than naturally occurring radioactive materials), friable asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; or (d) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.
“Hedges” means any swap, option, hedge, futures or similar Contract involving natural gas, or any other commodities trading Contract.
“Hydrocarbons” means oil, gas and other hydrocarbons.
“Imbalance” means (a) the volume of Hydrocarbons attributable to the Assets actually delivered by the Company or the Entities pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations concerning Hydrocarbon production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility minus (b) the volume of Hydrocarbons attributable to the Assets required to be delivered by the Company or the Entities under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons. The dollar value of any such Imbalances shall be calculated by multiplying the over-delivered or under-delivered volumes times (a) the dollar amount under the relevant Contract or (b) in the event there is no such relevant Contract, (i) for natural gas volumes, the current month’s Inside FERC Gas Market Report Houston Ship Channel index price minus $0.11 or (ii) for natural gas liquid volumes, the published Mt. Belvieu, Texas “non-TET” monthly average Oil Price Information Service prices in effect for the current month, less transportation tariffs and fractionation fees.
“Indebtedness” means (a) all indebtedness for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, (b) all other indebtedness or obligations evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, deeds of trust, Hedges or letter of credit reimbursement agreements, (c) other non-ordinary course commitments or obligations to assure against loss (including contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments), (d) commitments (contingent or otherwise) to pay deferred purchase amounts for property or services, including all notes, earn-out payments, purchase price adjustment payments and non-competition payments in excess of $50,000, (e) guarantees or similar contingent liabilities with respect to any indebtedness, obligation, Claim or liability of any other Person, and (f) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, assuming termination thereof, including, in each applicable case, all accrued and unpaid interest thereon. Notwithstanding anything to the contrary, the items listed on Schedule 1.1(d) shall not be considered as Indebtedness for the purposes of Section 2.6 and Section 3.20.
“Indemnified Party” or “Indemnitee” has the meaning given such term in Section 8.4(a).
“Indemnifying Party” or “Indemnitor” has the meaning given such term in Section 8.4(a).

“Indemnity Survival Date” has the meaning given such term in Section 8.3(b)(i).
“Independent Accountant” means KPMG, LLP, or such other nationally recognized United States based accounting firm as is mutually agreed upon by the Parties, together with any experts such firm may require in order to settle a particular dispute.
“Independent Engineer” shall be defined as (i) a licensed and trained engineering professional knowledgeable about midstream oil and gas assets or rail assets, as the case may be, as required for each project described on Schedule 1.1(b). The engineer will be independent of both Buyer and Sellers, and shall be jointly selected by Buyer and Sellers. All costs and fees associated with use of the Independent Engineer shall be borne by Buyer.
“Insurance Policies” has the meaning given such term in Section 3.17.
“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including: (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors, and any applications or registrations for any of the foregoing.
“Interest Rate” means the per annum rate of interest announced from time to time as the “prime rate” for commercial loans by The Wall Street Journal, as such “prime rate” may change from time to time.
“Interests” has the meaning given such term in the first recital.
“Interim Holdback Calculation Method” has the meaning given such term in Section 8.6(b).
“IRS” has the meaning given such term in Section 3.10(b).
“Key Employee” means each of Kevin Sullivan, Robert Bourne, Rod Donovan and Steven Kennedy.
“Laws” means all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees, codes and other official acts of or by any Governmental Authority having jurisdiction.
“Leases” means all real property leases or subleases of the Company and the Entities, all as set forth on Exhibit C, Part 3.
“Lenders” has the meaning given such term in Section 2.6.

“Lien” means any lien, mortgage, pledge, charge, preferential right, right of first refusal, security interest or other similar encumbrance.
“Liquids Pipelines” means the natural gas liquids pipelines and all associated facilities and equipment, as described in Exhibit A.
“Loss” or “Losses” means any and all damages, payments, obligations, penalties, assessments, disbursements, costs, liabilities, losses, and expenses, including interest, awards, judgments, settlements, fines, costs of Remediation, costs of pursuing any right to indemnification, costs of pursuing insurance, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
“LV Rail” means Costar East Texas Rail, LLC, a Texas limited liability company.
“Management Seller” has the meaning given such term in the introductory paragraph.
“Market Price” means the volume-weighted average of the closing prices of the Common Units on the New York Stock Exchange for the ten trading days ending on the trading day prior to the date instructions are given by the Parties to distribute the applicable Common Units from the Escrow Fund.
“Material Adverse Effect” means, any circumstance, change, event, fact, condition or effect that (a) is, or would be reasonably expected to be, materially adverse to the business, operations (including results of operation), assets, liabilities, or financial condition of the Company and the Entities taken as a whole or (b) that materially impedes the ability of Sellers to complete the transactions contemplated herein; provided, however, a Material Adverse Effect shall not be deemed to have occurred due to any circumstance, change, event, fact condition or effect resulting or arising from: (i) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of Employees, customers, suppliers, distributors or others having relationships with the Company and the Entities; (ii) any change in general economic conditions in the industries or markets in which the Company or the Entities operate; (iii) changes in Law or accounting rules (including GAAP) or the enforcement, implementation or the interpretation thereof; (iv) changes in financial, banking, securities markets in general, including any disruption thereof and any change in prevailing interest rates; (v) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) any natural or man-made disaster or acts of God; or (vii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer. Notwithstanding the foregoing, any circumstance, change or effect that meet the criteria of any of (ii) through (vi) above but that disproportionately affects the Assets or business of the Company and the Entities relative to similar assets of Third Persons will not prevent a Material Adverse Effect from having occurred.
“Material Contracts” has the meaning given such term in Section 3.9(a).

“Multiemployer Plan” has the meaning given such term in Section 3.10(f).
“Multiple Employer Welfare Arrangement” has the meaning given such term in Section 3.10(f).
“Net Cash Change” means an amount equal to (a) the Indebtedness of the Company or the Entities incurred during the Post Effective Period less (b) any amounts expended by the Company or the Entities during the Post Effective Period (i) to terminate Hedges of the Company, (ii) on capital expenditures on the projects set forth on Schedule 1.1(b) and (iii) on interest accruing on Indebtedness of the Company.
“Newfield” means Newfield Production Company.
“Newfield ROFR” means the right of first offer and refusal granted to Newfield under the Newfield Transportation Services Agreement.
“Newfield Transportation Services Agreement” means the Transportation Services Agreement, dated June 12, 2014, between Costar Bakken and Newfield.
“Non-Foreign Certificate” has the meaning given such term in Section 7.2(d).
“Non-Settlement Indemnification Amount” has the meaning given such term in Section 8.4(d).
“Notice Overages Date” means the date that is fifteen (15) days prior to the Second Release Date.
“Notice Period” has the meaning given such term in Section 8.4(c).
“NPI Agreements” means (a) the Agreement Concerning NPI Interests, dated as of February 26, 1999, between Gas Solutions, Ltd., and LaSalle Street Natural Resources Corporation, and (b) the Assignment and Conveyance of Net Profits Royalty Interest, dated as of February 26, 1999, and effective as of January 1, 1999, from Gas Solutions, Ltd., to LaSalle Street Natural Resources Corporation.
“Objection Notice” has the meaning given such term in Section 2.5(a).
“Objection Period” has the meaning given such term in Section 2.5(a).
“Ongoing Claim Notice” has the meaning given such term in Section 8.6(b).
“Organizational Documents” has the meaning given such term in Section 3.21.
“Other Assets” means, collectively, the Assets described in Exhibit A other than the Plants, the Gathering Systems and the Liquids Pipelines.

“Owned Real Property” means all real property other than Easements and Leases in which the Company or any of the Entities has an ownership interest, all as set forth on Exhibit C, Part 1.
“Overages” means an amount equal to the difference of Actual Aggregate Capital Expenditures expended as of the Notice Overages Date, minus Approved Aggregate Capital Expenditures, as set forth in the Second Release Date Holdback Notice.
“Party” or “Parties” have the meanings given such term in the introductory paragraph.
“Payoff Letters” has the meaning given such term in Section 2.6.
“Permits” means all permits, licenses, authorizations, certificates, registrations or other approvals (other than permits and licenses constituting Easements from any Governmental Authority).
“Permitted Encumbrances” means the following:
(a)    as of the Execution Date, (i) taxes and assessments for the year of Closing and subsequent years on Owned Real Property; and (ii) any defect in or objection to title to the Owned Real Property caused by Buyer or anyone claiming by, through or under Buyer.
(b)    mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course and securing obligations incurred prior to the Closing and  that are not delinquent and that will be paid and discharged in the ordinary course of business and for which there are adequate reserves reflected on the books and records of the Company or the subject Entity to the extent required by GAAP;
(c)    Liens contained in the Organizational Documents of the Company or any Entity;
(d)    utility easements or restrictive covenants that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the Assets to which such matters relate and which are of a nature that would be reasonably acceptable to a prudent pipeline operator;
(e)    required notices to and filings with a Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement;
(f)    rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental Authorities;
(g)    Liens created by Buyer or its successors or assigns;
(h)    Liens for Taxes, assessments and similar charges that are not yet due;
(i)    zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property;

(j)    any obligations or duties affecting such Asset to any municipality or public authority with respect to any franchise, grant, license or permit of record or contained in the Records;
(k)    building and use restrictions and covenants;
(l)    permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such Asset to the extent the same do not materially affect or impair the ownership, use or operation of such Asset (as currently owned, operated or used);
(m)    the terms and conditions of easements, leases and the other instruments creating the Assets;
(n)    Liens, easements and rights-of-way that (i) are necessary for utilities and other similar services and (ii) do not materially restrict the present use of the Assets;
(o)    preferential rights to purchase, required consents to assignment, and similar provisions affecting the Assets other than preferential rights to purchase, required consents to assignment, and similar provisions (i) triggered by the execution and delivery of or the transactions contemplated by this Agreement or (ii) which have not been waived or for which consents have not been received with respect to the transactions contemplated by this Agreement;
(p)    the Newfield ROFR; and
(q)    restrictions imposed by United States federal and state securities laws.
“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.
“Personal Property” means any equipment or pipe not currently part of the Gathering Systems or the Liquids Pipelines and other tangible personal property of every kind and nature (a) located at or on the Company Real Property or (b) primarily used or held for use by, or in the business of, the Company or any Entity.
“Plants” means, collectively, the gas plants and associated facilities and equipment described in Exhibit A.
“Post Effective Period” means the period from and including the Effective Date to and including the Execution Date.
“Pre-Closing Period” shall mean any taxable period ending on or before the Execution Date.
“Preliminary Closing Statement” means pro forma unaudited balance sheets, statements of operations and cash flows and other documents setting forth (a) the Current Assets and Current Liabilities of the Company, prepared in accordance with GAAP, and a calculation of the Closing

Working Capital using the same principles, policies, methodologies and procedures utilized in the preparation of the Financial Statements, (b) a calculation of the Net Cash Change, (c) a calculation of the Closing Imbalance and (d) a calculation of the Capital Expenditure Adjustment Amount.
“Proceeding” means any action, cause of action, suit, arbitration, claim, investigation, audit, inquiry, notice of violation, citation, summons, subpoena, review or other judicial or administrative proceeding, at Law or in equity, including any proceeding before or by any Governmental Authority or any arbitration or mediation proceeding.
“Real Property Records” all files, including land files, regulatory files, abstracts, title opinions, or information, reports, maps, drawings, surveys, books, records, and agreements regarding the ownership or other interest in real property (including the Company Real Property) in Sellers’ possession or control relating to the Assets.
“Records” means the Company’s and the Entities’ books (including books of accounting and minute books), records and files, including all Environmental Records, Real Property Records, Contracts and any and all title, Tax, financial, human resources, technical, engineering, environmental and safety records and information.
“Related Person” has the meaning given such term in Section 3.33.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials.
“Relevant Release Date” has the meaning given such term in Section 8.6(b).
“Relevant Release Units” has the meaning given such term in Section 8.6(b).
“Remediation” means the removal, abatement, response, investigation, cleanup, monitoring and related activities undertaken to address Environmental Defects, including excavation, land farming, and installation and operation of remediation systems.
“Representatives” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Schedules” means any and/or all of the schedules attached to and made a part of this Agreement.
“Second Release Date” means 5:00 p.m., Central Time, on the date that is thirteen (13) months from the Execution Date.
“Second Release Date Holdback Notice” means the notice sent by Buyer to Sellers on the Notice Overages Date identifying the Overages (if any), which, for the avoidance of doubt, is not a Claim Notice.

“Second Release Units” means, (i) if the Escrow Unit Earnings in the Escrow Fund are greater than or equal to the Overages, 689,655 Consideration Units, or (ii) if the Escrow Unit Earnings in the Escrow Fund are less than the Overages, (A) 689,655 Consideration Units, minus (B) the quotient of (x) of the difference of (I) Overages, minus (II) Escrow Unit Earnings, divided by (y) Market Price.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Securities Agreement” means the Securities Agreement, dated as of the Execution Date, among Sellers and Buyer Parent.
“Seller Indemnitees” has the meaning given such term in Section 8.1.
“Seller Taxes” means any and all Taxes (a) imposed on or with respect to the Company or the Entities or the assets or the business of the Company or the Entities, or for which the Company or the Entities may otherwise be liable, for any Pre-Closing Period and for the portion of any Straddle Period ending on and including the Execution Date (determined in accordance with Section 9.3(a)); or (b) resulting from a breach of any representation or warranty set forth in Section 3.6 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or a breach by Sellers of any covenant set forth in Section 9.3.
“Sellers” has the meaning given such term in the introductory paragraph.
“Sellers’ Capital Budget Obligation” means Twenty Five Million Four Hundred Sixty Seven Thousand Nine Hundred Ninety Dollars ($25,467,990).
“Sellers’ Knowledge” or any similar term, means the actual knowledge, after due inquiry, of any of the individuals listed on Schedule 1.1(c).
“Straddle Period” shall mean any taxable period beginning on or before and ending after the Execution Date.
“Survival Period” has the meaning given such term in Section 6.3.
“Tax” or “Taxes” means (a) any taxes and assessments imposed by any Governmental Authority or taxing authority, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, any liability under any escheat or unclaimed property law, and any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Proceeding” has the meaning given such term in Section 9.3(e).
“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.
“Third Person” means (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
“Third Person Claim” has the meaning given such term in Section 8.4(c).
“Title Arbitrator” has the meaning given such term in Section 6.5(b).
“Title Defect” means (a) the Company’s and/or the Entities’ failure to own the Gathering Systems, Liquids Pipelines, Plants and Company Real Property at the Effective Time free and clear of all Liens created by the Company or the Entities other than Permitted Encumbrances and (b) the failure of the Easements or other Company Real Property to cover, at the Effective Time, the continuous length of all pipelines included in the Gathering Systems and the Liquids Pipelines without any gaps in the continuous ownership or other property rights necessary for the uninterrupted and perpetual use of the Gathering Systems or the Liquid Pipelines.
“Title Dispute” has the meaning given such term in Section 6.5(a).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Securities Agreement, the Assignments and any other document related to the sale, transfer, assignment or conveyance of the Interests to be delivered at Closing.
“Transtar” means Transtar Gas Processing LLC, a Texas limited liability company.
“Unit Consideration Amount” means Six Million Eight Hundred Ninety Two Thousand Nine Hundred Thirty One (6,892,931) Common Units.
“Updated Financial Statements” has the meaning given such term in Section 5.7.
“Warranty Breach” has the meaning given such term in Section 6.2.
“Warranty Breach Amount” means the amount that results from a Warranty Breach, which amount shall be determined as provided below:
(a)    if Buyer and Sellers agree on the Warranty Breach Amount, then that amount shall be the Warranty Breach Amount;

(b)    if the Warranty Breach is a Lien that is undisputed and liquidated in amount, then the Warranty Breach Amount shall be the amount necessary to be paid to remove the Warranty Breach from the Warranty Breach Property, including any and all costs and expenses, including legal fees, incurred by Buyer to remove the Warranty Breach;
(c)    if the Warranty Breach represents an obligation or Lien upon or other defect in title to the Warranty Breach Property of a type not described above, the Warranty Breach Amount shall be determined by taking into account the value of the Warranty Breach Property, the portion of the Warranty Breach Property affected by the Warranty Breach, the legal effect of the Warranty Breach, the potential economic effect of the Warranty Breach over the life of the Warranty Breach Property, the impact of the defect in title on the Warranty Breach Property upon any other Owned Real Property or the intended use of any Assets, the values placed upon the Warranty Breach by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation; and
(d)    the Warranty Breach Amount with respect to a Warranty Breach Property shall be determined without duplication of any costs or losses included in any other Warranty Breach Amount hereunder.
“Warranty Breach Notice” means a written Claim notice setting forth a matter discovered by Buyer prior to the end of the Survival Period that, in Buyer’s reasonable opinion, constitutes a Warranty Breach. To be effective, each Warranty Breach Notice shall be in writing, and shall include (i) a description of the alleged defect in title, (ii) the Warranty Breach Property and (iii) Buyer’s estimate of the Warranty Breach Amount.
“Warranty Breach Property” means the Asset affected by a certain Warranty Breach.
“Working Capital” means the difference between Current Assets and Current Liabilities.
“Working Capital Threshold” means One Million Five Hundred Thousand Dollars ($1,500,000).
1.2    Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” will be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” means “including, without limitation” and (e) the word “day” or “days” means a calendar day or days, unless otherwise denoted as a Business Day.
1.3    Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

1.4    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE II
THE TRANSACTION
2.1    The Transaction. Sellers hereby sell, transfer and convey to Buyer, free and clear of Liens (other than Permitted Encumbrances), the Interests, for and in consideration of the consideration set forth in Section 2.2, all on the terms and conditions provided for in this Agreement and the other Transaction Documents.
2.2    Base Purchase Price. The aggregate purchase price for the Interests shall be Four Hundred Seventy Six Million Dollars ($476,000,000) (the “Base Purchase Price”), subject to the adjustments set forth in Sections 2.3 through 2.5, consisting of (i) the Cash Consideration Amount of Two Hundred Seventy One Million Six Hundred Five Thousand One Dollars ($271,605,001), (ii) the Unit Consideration Amount, valued by the parties at One Hundred Ninety Nine Million Eight Hundred Ninety Four Thousand Nine Hundred Ninety Nine Dollars ($199,894,999), and (iii) Buyer’s agreement to assume all obligations described in Section 5.10, valued by the Parties at Four Million Five Hundred Thousand Dollars ($4,500,000). The Base Purchase Price shall be payable to Sellers in the percentages indicated on Schedule 2.2 (a) by wire transfer of immediately available funds to the bank accounts designated in writing by Sellers of the Cash Consideration Amount, (b) by delivery by Buyer Parent of the Unit Consideration Amount to the Sellers and the Escrow Agent as described in Section 7.3 and (c) by assumption of the liabilities described in Section 5.10. The Cash Consideration Amount and the Unit Consideration Amount, as adjusted pursuant to this ARTICLE II, shall be payable to Sellers in the percentages set forth on Schedule 2.2, and any adjustments shall be made so as to maintain the percentages of the purchase price components set forth therein.
2.3    Purchase Price Adjustment. Set forth on Schedule 2.3 is Sellers’ Estimated Closing Statement setting forth Sellers’ good faith estimate of (i) the Closing Working Capital (the “Estimated Working Capital”), (ii) the Net Cash Change (the “Estimated Net Cash Change”), (iii) the Closing Imbalance (the “Estimated Imbalance”), (iv) the Capital Expenditure Adjustment Amount (the “Estimated Capital Expenditure Adjustment Amount”) and (v) the Estimated Amount, together with supporting records. Sellers shall make available to the Buyer and its Representatives, as reasonably requested by Buyer, all Records and other documents used by Sellers in preparing the Estimated Closing Statement and personnel of Sellers responsible for preparing or maintaining such Records and documents.
2.4    Post-Closing Adjustment. As soon as reasonably practicable, but in no event later than sixty (60) days after the Execution Date, Buyer will deliver to Sellers the Preliminary Closing Statement setting forth the Buyer’s good faith estimate of the Closing Working Capital, the Net Cash Change, the Closing Imbalance and the Capital Expenditure Adjustment Amount, together with supporting records. Buyer will make available to Sellers and their Representatives, as reasonably requested by Sellers, all Records and other documents used by Buyer in preparing the Preliminary Closing Statement.

2.5    Review of Preliminary Closing Statement.
(a)    As soon as reasonably practicable, but in no event later than thirty (30) days after Sellers receive the Preliminary Closing Statement (the “Objection Period”), Sellers shall deliver to Buyer a written report containing all changes (if any) that Sellers propose to be made to such Preliminary Closing Statement (the “Objection Notice”). Such changes shall be specified in reasonable detail with reasonable supporting documentation, if applicable, and include Sellers’ calculation of Closing Working Capital, the Net Cash Change, the Closing Imbalance and the Capital Expenditure Adjustment Amount. All items on the Preliminary Closing Statement for which Sellers do not propose changes shall be deemed to be final and binding on the Parties. If Sellers fail to deliver to Buyer the Objection Notice within the Objection Period, the Preliminary Closing Statement as delivered by Buyer will be deemed to be final and binding on the Parties.
(b)    As soon as reasonably practicable, but in no event later than ten (10) days after Buyer receives the Objection Notice, the Parties shall meet and undertake to agree on the final adjustments to the Preliminary Closing Statement. If the Parties fail to agree on the final adjustments within the fifteen (15) day period after Buyer’s receipt of the Objection Notice, any Party may submit the disputed items to the Independent Accountant for resolution. The Parties shall direct the Independent Accountant to resolve the disputes within thirty (30) days after the relevant materials are submitted for review. The Independent Accountant shall consider only those items or amounts in the Preliminary Closing Statement as to which Sellers proposed changes in the Objection Notice and that remain in dispute between the Parties, shall render its decision based solely on written materials submitted by the Parties and the terms of this Agreement and shall not assign a value to any item greater than the greatest value for such item claimed by the Parties or less than the smallest value for such item claimed by the Parties. The Independent Accountant shall have exclusive jurisdiction over, and resort to the Independent Accountant as provided in this Section 2.5(b) shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the Preliminary Closing Statement. The decisions of the Independent Accountant will be binding on and non-appealable by the Parties, and shall be enforceable in a court of law. The fees and expenses associated with the Independent Accountant shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.
(c)    The Preliminary Closing Statement shall become final and binding on the Parties with respect to the determination of Closing Working Capital, Net Cash Change, the Closing Imbalance and the Capital Expenditure Adjustment Amount upon the earliest of (i) if no Objection Notice has been given within the Objection Period, the expiration of the Objection Period, (ii) if an Objection Notice has been given during the Objection Period, upon the agreement by the Parties that such Preliminary Closing Statement, together with any modifications thereto agreed to in writing by the Parties, is final and binding and (iii) if an Objection Notice has been given but there is no agreement between the Parties regarding Sellers’ proposed changes, the date on which the Independent Accountant issues its decision with respect to any dispute referred to the Independent Accountant pursuant to Section 2.5(b), giving effect to any items reflected in the Objection Notice as to which the Parties were able to reach agreement prior to such referral. The Preliminary Closing Statement, as adjusted, if applicable, pursuant to any agreement between the Parties or pursuant to the decision of the Independent Accountant, when final and binding with respect to the determination of the Closing Working Capital, the Net Cash Change, the Closing Imbalance and the Capital Expenditure Adjustment Amount, is herein referred to as the “Final Closing Statement”.
(d)    If the Final Amount is less than the Estimated Amount (a “Final Deficiency”), Buyer shall deliver written notice to the Escrow Agent and Sellers specifying the amount of such Final Deficiency and the Escrow Agent shall, within ten (10) days after receipt of the such notice, (i) deliver the amount of the Final Deficiency to a bank account designated in writing by Buyer and (ii) deliver an amount, if any, equal to the Escrow Cash Amount, plus any interest or earnings thereon, less the Final Deficiency, to the bank account or bank accounts designated in writing by Sellers; provided, however, that if the Final Deficiency amount is greater than the Escrow Cash Amount (together with any interest or earnings thereon) Sellers shall, within two (2) days, deliver the amount, in cash by wire transfer of immediately available funds, by which the Final Deficiency amount is greater than the Escrow Cash Amount (together with any interest or earnings thereon) to a bank account designated in writing by Buyer. If the Final Amount is greater than the Estimated Amount (a “Final Surplus”), Buyer shall, within ten (10) days after the Final Closing Statement has been established pursuant to Section 2.5(c), (x) deliver the amount of the Final Surplus to the bank account or bank accounts designated in writing by Sellers and (y) cause the Escrow Agent to deliver an amount equal to the Escrow Cash Amount plus any interest or earnings thereon to the bank account or bank accounts designated in writing by Sellers.
(e)    If, after the Execution Date, either Party receives funds that, as between the Parties, indisputably belong to the other, such amounts shall be promptly disbursed to the Party entitled to receive them. If an invoice or other evidence of an obligation is received by a Party, which is either an obligation of the other Party pursuant to this Agreement or partially an obligation of both Sellers and Buyer, the Parties shall consult with each other, and an adjustment for such amount will be made either on the Final Closing Statement or, if the evidence of the obligation is not received until after the Final Closing Statement has been established, in cash as the Parties may agree.
2.6    Payment of Indebtedness. Schedule 2.6 includes a complete list, with all relevant contact information, of each Person to whom the Company or the Entities owe Indebtedness as of the Execution Date (each, a “Lender”, and together, the “Lenders”) (such Indebtedness, the “Closing Indebtedness”). Sellers have delivered to Buyer payoff letters from each Lender (together, the “Payoff Letters”) providing for the complete repayment, satisfaction and/or release as of the Closing of all of the Closing Indebtedness to all Lenders and the complete release of any Lien any Lender may have against the Company, the Entities or any of the Assets. At the Closing, Buyer, on behalf of the Company and the Entities, shall cause payments to be made to the Lenders in the amounts set forth in the Payoff Letters and to the accounts designated for such payments.
2.7    Purchase Price Allocation. For the purpose of making the requisite filings, if any, under Section 1060 of the Code and the regulations issued thereunder, the Parties agree that they will report the federal, state, and other Tax consequences of the transactions that are the subject of this Agreement in a manner consistent with the allocation determined by the Parties as set forth in this Section 2.7 (the “Allocation Schedule”). Buyer shall deliver a draft Allocation Schedule to Sellers within ninety (90) days after the Execution Date. Buyer and the Sellers shall use their commercially reasonable efforts to agree upon the Allocation Schedule within forty five (45) days of the delivery of the draft Allocation Schedule. If the Parties are not able to agree on the final Allocation Schedule within forty five (45) days after the delivery of the schedule to Sellers, a third-party appraiser selected jointly by Buyer and Sellers, the fees of which shall be borne one-half by Buyer and one-half by Sellers, shall resolve the allocation of the consideration to any items with respect to which there is a dispute between the Parties. Unless otherwise required by applicable Law, the Parties agree to act, and cause their respective Affiliates to act, in accordance with the computations and allocations contained in the Allocation Schedule in any relevant Tax returns or similar filings (the “1060 Forms”), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable Law, to update such 1060 Forms in accordance with the method used in making the allocation to the extent necessary to reflect purchase price adjustments and to not take any position inconsistent with such Allocation Schedule upon examination of any Tax returns, in any litigation or otherwise. The Parties acknowledge that the purchase price allocation is solely for income tax purposes.
2.8    Tax Withholding. Buyer may withhold any amount from the Cash Consideration Amount that it is required by applicable Tax law to withhold, and any such amount withheld, to the extent paid over to the appropriate Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to Sellers; provided, however, that if, on or prior to the Execution Date, each Seller provides Buyer with a Non-Foreign Certificate and Buyer is otherwise permitted to rely on such certificate under Treasury Regulations § 1.1445-2, Buyer shall not withhold any amount under Section 1445 of the Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in any of the Schedules delivered to Buyer, as of the Execution Date, Sellers, jointly and severally, represent and warrant to Buyer as follows:
3.1    Organization, Good Standing, and Authority.
(a)    Each Seller is duly formed, validly existing and in good standing under the Laws of the state of its formation and has all requisite power and authority to own or otherwise hold the Interests and to carry on its business as now conducted.
(b)    The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as now conducted. The Company is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.
(c)    Costar GP is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to own its general partnership interest in Gas Solutions and to carry on its business as now conducted. Costar GP is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.

(d)    Costar LP is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to own its limited partnership interest in Gas Solutions and to carry on its business as now conducted. Costar LP is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.
(e)    LV Rail is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as now conducted. LV Rail is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.
(f)    Costar Permian is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as now conducted. Costar Permian is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.
(g)    Costar Bakken is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as now conducted. Costar Bakken is duly qualified as a foreign organization and is in good standing in the State of North Dakota, the only jurisdiction in which the conduct of its business requires it to be so qualified.
(h)    Costar Mesquite is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as now conducted. Costar Mesquite is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.
(i)    Gas Solutions is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite partnership power and authority to carry on its business as now conducted. Gas Solutions is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state.
(j)    Transtar is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability company power and authority to carry on its business as now conducted. Transtar is duly qualified and is in good standing in the State of Oklahoma, the only jurisdiction in which the conduct of its business requires it to be so qualified.
(k)    The execution and delivery of this Agreement and the Transaction Documents to which Sellers are a party and the consummation by Sellers of the transactions that are the subject of this Agreement and the Transaction Documents have been duly and validly authorized by all necessary limited liability company or partnership, as applicable, action by Sellers. This Agreement has been duly executed and delivered by Sellers. Sellers have all requisite limited liability company or limited partnership, as applicable, power and authority to enter into and perform this Agreement and the Transaction Documents to which each is a party, to perform their obligations hereunder and thereunder and to carry out the transactions that are the subject of this Agreement and of the Transaction Documents.
3.2    Enforceability. Upon execution and delivery of this Agreement and the Transaction Documents to which Sellers are a party and assuming due execution and delivery of such by the other parties thereto, this Agreement and the Transaction Documents to which Sellers are a party will constitute valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.
3.3    Capitalization; Interests.
(a)    Sellers own, beneficially and of record, the Interests free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws or the Organizational Documents of the Company) and Sellers have the right, power, authority and capacity to transfer the Interests to Buyer free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws or restrictions in the Organizational Documents of the Company).
(b)    The Company owns, beneficially and of record, the limited liability company interests of the Entities set forth on Schedule 3.3(b) free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws or the Organizational Documents of the Entities).
(c)    All of the outstanding and authorized limited partnership interests of Gas Solutions, are owned beneficially and of record by Costar LP, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws or restrictions in the Organizational Documents of the Entities).
(d)    All of the outstanding and authorized general partnership interests of Gas Solutions, are owned beneficially and of record by Costar GP, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws or restrictions in the Organizational Documents of the Entities).
(e)    The equity interests of the Company and each Entity have been duly authorized and are validly issued, fully-paid and non-assessable, and were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of Sellers or any other Person. Other than the Entities, the Company does not own, directly or indirectly, any interest in any Person, and, other than Costar GP’s and Costar LP’s respective ownership of all of the partnership interests of Gas Solutions, no Entity owns, directly or indirectly, any capital stock, interest or other equity in any Person.
(f)    At the Closing, subject to the terms and conditions of this Agreement, Sellers shall transfer pursuant to the Assignments and Buyer shall acquire, good and valid title to the Interests, free and clear of any Lien (other than (x) Liens created by Buyer and (y) restrictions on transfer pursuant to applicable securities laws and restrictions in the Organizational Documents of the Company, all of which Sellers shall have complied with in connection with the transfer to Buyer).
3.4    No Conflicts; Consents.
(f)    The execution, delivery and performance by Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby, do not and will not:
(i)    conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Sellers, the Company or the Entities;
(ii)    conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to Sellers, the Company, the Entities or the Assets;
(iii)    other than pursuant to the Newfield ROFR, require the consent, notice or other action by any Person under, or conflict with, result in an violation or breach of, constitute a default or an event of default that, with or without the notice or lapse of time or both, would constitute a default under, result in the acceleration of or create any right to accelerate, terminate or modify any Contract to which the Company or any of the Entities is a party or by which Sellers or the Entities are bound or to which any of the Assets are subject (including any Contract) or any Permit affecting the properties, Assets or business of the Company or any Entity; or
(iv)    result in the creation or imposition of any Lien other than Permitted Encumbrances on any of the Assets.
(g)    No consent, approval, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under applicable securities laws, and notices to, and approvals by, Governmental Authorities customarily given or obtained after Closing.
3.5    Permits. The Company and the Entities have all of the Permits required or necessary to own the Assets and operate the businesses of the Company and the Entities in the manner currently conducted (other than Permits, the absence of which will not materially and adversely affect Buyer’s ability to own or operate the Assets). All such material Permits are valid and in full force and effect. Neither the Company nor the Entities have received any notification concerning material violations of, and there are no material violations in existence with respect to, such Permits. No Proceeding is pending, or to Sellers’ Knowledge threatened, with respect to such Permits.
3.6    Taxes.
(a)    All Taxes payable by or imposed against the Company or the Entities or with respect to the Assets or the operation thereof due on or prior to the Execution Date have been fully paid on or before the due date for payment without penalty, whether or not such Taxes are shown on any Tax Return.
(b)    All Tax Returns that are required to have been filed by or with respect to the Company, the Entities or the Assets have been filed with the appropriate Governmental Authority and each such Tax Return is true, complete and accurate in all material respects.
(c)    Neither the Company nor the Entities are under audit or examination by any Governmental Authority, there are no Claims or Proceedings now pending or threatened against the Company or the Entities with respect to any Tax, and there are no Claims for any additional Tax received from any Governmental Authority against the Company or the Entities relating to the Assets.
(d)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any Entity. Neither the Company nor any Entity has received a request to enter into any agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment or payment of any Tax of or with respect to the Company or any Entity.
(e)    Neither the Company nor any Entity is a party to or bound by any agreement or arrangement the primary purpose of which is to provide for the allocation, indemnification or sharing of Taxes with any Person. None of the Sellers, the Company or any Entity (i) has been a member of any consolidated group or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee, successor, by contract or otherwise. No Entity has a power of attorney that is currently in force that has been filed with any Governmental Authority with respect to any matter relating to Taxes.
(f)    There are no Liens for Taxes other than Permitted Encumbrances upon any of the Assets.
(g)    All Tax withholding, reporting, and deposit requirements with respect to employees, independent contractors, shareholders, partners, members, or any other third-party imposed on or with respect to the Company, the Entities or the Assets have been timely satisfied and, to the extent required, any withheld Taxes have been timely remitted to the proper Governmental Authority.
(h)    Except as set forth on Schedule 3.6(h), (i) each of the Entities is, and has been since the date of its organization, properly treated as an entity that is disregarded as separate from its sole owner for U.S. federal income tax and any applicable state and local Tax purposes and has not made any filing with any Governmental Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for Tax purposes and (ii) neither the Company nor any Entity owns any direct or indirect interest in any partnership for U.S. federal income tax and any applicable state and local Tax purposes.

(i)    None of the Sellers, the Company or any Entity has entered into any agreement or arrangement with any Governmental Authority that requires the Company or any Entity to take any action or to refrain from taking any action in order to secure Tax benefits.
(j)    Neither the Company nor any Entity will be required to include any item of income or receipts in, or exclude any item of deduction from, its taxable income or base for any taxable period (or portion thereof) ending after the Execution Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Execution Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Execution Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Execution Date; (iv) installment sale or open transaction disposition made on or prior to the Execution Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Execution Date; or (vi) prepaid amount received on or prior to the Execution Date, or (vii) an election made pursuant to Section 108(i) of the Code on or prior to the Execution Date.
(k)    None of the Assets is held in an arrangement that is classified as a partnership for U.S. federal income tax purposes, “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond-financed property” (within the meaning of Section 168(g)(5) of the Code) or is subject to a Section 467 rental agreement as defined in Section 467 of the Code.
(l)    None of the Company, any Entity or any predecessor thereof has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) (and all predecessor regulations) or similar provision of state, local or foreign Law.
(m)    To Sellers’ Knowledge, there is no material property or obligation of the Company or any Entity, including uncashed checks to vendors, customers, or current or former employees, nonrefunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheat or unclaimed property Law.
(n)    To Sellers’ Knowledge, all of the Assets have been properly listed and described on the property tax rolls for the Tax units in which such Assets are located and no portion of such assets constitutes omitted property for property tax purposes.
(o)    Schedule 3.6(o), includes a list of each Governmental Authority in which the Company or any Entity has filed an income Tax Return.
3.7    Litigation.
(a)    There is no Proceeding pending, or to Sellers’ Knowledge, threatened against Sellers that (i) materially affects the consummation of the transactions contemplated by this

Agreement; or (ii) that would be reasonably expected to be material to the Interests, the Company, the Entities or the Assets.
(b)    There is no material Proceeding pending, or to Sellers’ Knowledge, threatened against the Company or any Entity and neither the Company nor any Entity is subject to any material outstanding judgment, order or decree.
(c)    There have been no material Proceedings during the two (2) years prior to the Execution Date that could reasonably be expected to (i) affect the consummation of the transactions contemplated by this Agreement or (ii) involve the Interests, the Company, the Entities or the Assets.
3.8    Compliance with Laws. The Company and the Entities are in material compliance with all applicable Laws. The Assets are and have been operated in material compliance with applicable Laws. None of the Sellers, the Company or any of the Entities has received written notice, or, to Sellers’ Knowledge, any notice, of any violation or alleged violation of, and, to Sellers’ Knowledge, no event has occurred, and no condition exists, that would reasonably be expected to result (with or without notice or lapse of time) in a material violation of, any applicable Law.
3.9    Contracts.
(a)    Each of the following Contracts of the Company and the Entities (the “Material Contracts”) is either listed on Schedule 3.9(a) or filed of record:
(v)    any Hydrocarbon purchase, sale, transportation, gathering or processing Contract that cannot be terminated by the Company or the applicable Entity without penalty upon ninety (90) days or less notice;
(vi)    any Contract that can reasonably be expected to result in aggregate payments by the Company or any Entity of more than $150,000 during the current or any subsequent fiscal year of the Company or the Entity, as applicable, (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(vii)    any Contract that can reasonably be expected to result in aggregate revenues to the Company or an Entity of more than $100,000 during the current or any subsequent fiscal year of the Company or such Entity, as applicable (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(viii)    all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person, or the disposition of any material amount of assets by the Company or any Entity outside of the ordinary course of business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);
(ix)    any Contract that limits the freedom of the Company or an Entity to compete in any line of business, geographic area or with any Person;

(x)    all Government Contracts;
(xi)    all Contracts that require the Company or any of the Entities, or the Company and all of the Entities combined, to purchase its or their total requirements of any product or service from a third party or that contain “take or pay” provisions;
(xii)    all Contracts that provide for the assumption of any Tax, environmental or other liability of any Person;
(xiii)    any Contracts to which the Company or any of the Entities is a party that provide for any joint venture, partnership or similar arrangement by any of the Company or any of the Entities; and
(xiv)    all collective bargaining agreements or Contracts with any union to which any of the Company or any of the Entities is a party.
(b)    Except as set forth in Schedule 3.9(b), (i) each Material Contract is valid and binding on the Company or the Entities, as applicable, in accordance with its terms and is in full force and effect, (ii) none of the Company or the Entities or, to Sellers’ Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract, and (iii) to Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of, or other changes to, any right or obligation or the loss of any benefit thereunder. Materially complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
3.10    Benefit Plans.
(a)    Schedule 3.10(a) includes a true and complete list of each Company Benefit Plan and identifies the sponsor of each such plan.
(b)    With respect to each Company Benefit Plan, Sellers have made available to Buyer current, correct and complete copies of (where applicable) (i) all plan documents (including trust agreements), summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Company Benefit Plans, (ii) the most recent determination letters or opinion letters received from the Internal Revenue Service (the “IRS”), and all material communications to or from the IRS or any other governmental authority relating to each Company Benefit Plan, and all material employee communications relating to each Company Benefit Plan, (iii) the two most recent Form 5500 Annual Reports, (iv) the most recent audited financial statements and actuarial valuation reports (if any) and (v) all insurance contracts and other contracts related to each such Company Benefit Plan. There are no restrictions on the ability of the sponsor of each Company Benefit Plan to amend or terminate any Company Benefit Plan. None of the Company, any Entity nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Company Benefit Plan that would affect any current or former employee, director, independent contractor, consultant or other service provider of or to the Company, any Entity or any ERISA Affiliate.
(c)    Except as set forth in Schedule 3.10(c), each Company Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified or exempt status of such Company Benefit Plan. All benefits, contributions and premiums required by and due under the terms of each Company Benefit Plan or applicable Law and any applicable collective bargaining agreement have been timely paid in accordance with the terms of such Company Benefit Plan, the terms of all applicable Laws and GAAP and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the Financial Statements. With respect to any Company Benefit Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company, any Entity or any ERISA Affiliate to a Tax under Section 4971 of the Code or the assets of the Company, any Entity or any ERISA Affiliate to a lien under Section 430(k) of the Code.
(d)    (i) There has been no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan; (ii) there are no Claims pending with respect to any Company Benefit Plan (other than routine claims for benefits) or, to Sellers’ Knowledge, threatened or anticipated against any Company Benefit Plan or against the assets of any Company Benefit Plan, or the Company, any Entity or any ERISA Affiliate with respect to any Company Benefit Plan; (iii) to the Sellers’ Knowledge, no facts or circumstances exist that could give rise to any such Claims; (iv) no written or oral communication has been received from any Governmental Authority concerning the funded status of any Company Benefit Plan or any transfer of assets or liabilities from or to any Company Benefit Plan; (v) there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against or in favor of any Company Benefit Plan, and there are no pending or, to Sellers’ Knowledge, threatened audits or investigations by any Governmental Authority involving any Company Benefit Plan; and (vi) all payments, awards, grants or bonuses made or other property provided pursuant to any Company Benefit Plan have been or will be, fully deductible by the Company or the Entities.
(e)    There does not now exist, nor do circumstances exist that could be reasonably expected to result in any Controlled Group Liability of the Company, any Entity or any ERISA Affiliate that would be, or could become, a liability following the Execution Date of Buyer or any of its Affiliates. As used in the preceding sentence, the term “Controlled Group Liability” means liabilities arising (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(f)    No Company Benefit Plan (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”); (iii) is a multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA) (“Multiple Employer Welfare Arrangement”); or (iv) is a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063(a) of ERISA), and neither the Company nor any of the Entities nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan, Multiple Employer Welfare Arrangement, or single employer plan with two or more contributing sponsors at least two of whom are not under common control. Neither the Company nor any of the Entities (x) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation or (y) has engaged in any transaction which would give rise to a liability of the Company, the Entities or Buyer under Section 4069 or Section 4212(c) of ERISA.
(g)    No Company Benefit Plan has within the two (2) years prior to the Execution Date been the subject of an examination or audit by a Governmental Authority.
(h)    No Company Benefit Plan exists that could (i) result in the payment to any Employee or any consultant of the Company or the Entities of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee or any consultant of the Company or the Entities, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or consummations of the transaction contemplated hereby. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(i)    Each Company Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state law, Section 4980D of the Code, Part 7, Subtitle B, Title I of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable. No Company Benefit Plan or other written or oral agreement exists which obligates the Company or any Entity to provide benefits (whether or not insured) to any current or former employee, consultant or other service provider of or to the Company or any Entity following such current or former employee’s or consultant’s termination of employment or consultancy with the Company or any

Entity, other than (i) COBRA Coverage or coverage mandated by state Law, or (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA). No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.
(j)    Each compensation arrangement between any Employee and the Company or any Entity and each Company Benefit Plan that is subject to Section 409A of the Code materially complies with the applicable requirements of Section 409A of the Code (and has so materially complied for the entire period during which Section 409A of the Code has applied to such arrangement or Company Benefit Plan). None of the transactions contemplated by this Agreement will constitute or result in a deferral of compensation that violates Section 409A of the Code.
(k)    No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Employee or consultant or independent contractor or other service provider residing or working outside the United States, and no material liability or obligation of the Company or an Entity exists with respect to any employee benefit plan, program or arrangement maintained outside of the jurisdiction of the United States or covering any Employee or consultant or independent contractor or other service provider residing or working outside the United States.
3.11    No Foreign Person. Neither Seller nor any direct or indirect owner of either Seller is a “foreign person” within the meaning of Section 1445 of the Code.
3.12    Sufficiency of the Assets. Except as set forth on Schedule 3.12, the Assets constitute all the material assets and properties necessary to conduct the business of the Company and the Entities as it is currently being conducted in all material respects and to generate their respective revenues and earnings. Each Asset is in good operating condition and repair and has been owned, constructed, maintained and operated in a good and workmanlike manner in all material respects. No Assets are in need of maintenance or repair except for ordinary, routing maintenance or repairs that are not material in nature or cost.
3.13    Personal Property; Real Property.
(a)    The Company or the Entities have maintained, in all material respects and in accordance with industry practice, all of the Personal Property.
(b)    The Owned Real Property constitutes all of the real property owned by or held for the beneficial use of the Company or the Entities. The Company Real Property is all of the real property necessary for the operation of the Assets consistent with the Assets’ customary use during their operation by the Company or the respective Entity. Sellers have delivered or made available to Buyer true, correct and materially complete copies of all title opinions, abstracts of title, land man run sheets and other material title-related information, files, and records in the possession of Sellers, the Company or the Entities and relating to the Owned Real Property. The use and operation of the Owned Real Property does not materially violate any Law, covenant, condition, restriction, easement or Permit. No material improvements constituting a part of the Owned Real Property encroach on real property owned or leased by a Person other than the Company or the Entities, and there are no known encroachments by any third party upon any Owned Real

Property or any material improvements constituting a part thereof which would materially affect the customary use of the Assets as intended hereunder. As of the Execution Date, there are no Proceedings pending nor, to the Sellers’ Knowledge, threatened against or affecting the Owned Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
(c)    The Company or the Entities have paid or will timely pay all amounts owed by the Company or the Entities in respect of the Company Real Property through the Execution Date.
(d)    Schedule 3.13(d) sets forth, as of July 31, 2014, each item of Personal Property with a fair market value in excess of $200,000.
(e)    Neither the Company nor the Entities has received any written notice of any material breach by the Company or the Entities of, or material default by the Company or the Entities under, any of the Easements or Leases. No grantor, lessor, licensor or other counterparty under any of the Easements or Leases has given notice to the Company or the Entities or, to Sellers’ Knowledge, threatened to give notice, of any action to terminate, cancel, rescind, repudiate or procure a judicial reformation of any Easement or Lease. No consent to assignment of any Lease or Easement by the lessor or servient estate holder, is required to effectuate the transactions contemplated by this Agreement.
3.14    Environmental Matters.
(a)    Except as set forth in Schedule 3.14(a), there are no Claims or Proceedings pending or, to Sellers’ Knowledge threatened, which relate to the operations of the Assets and allege a violation of or liability under any applicable Environmental Law and the Company and each of the Entities is in material compliance with all applicable Environmental Laws.
(b)    The Company and each of the Entities have all material Permits under Environmental Laws necessary for its operations as currently conducted and are, and have been continuously, in material compliance with all of the terms of such material Permits.
(c)    To Sellers’ Knowledge and except as set forth in Schedule 3.14(a), there have been no Releases of Hazardous Materials from properties or, facilities owned or operated by the Company or any of the Entities that would reasonably be expected to give rise to liability of the Company or any Entity under any applicable Environmental Law.
3.15    Broker’s or Finder’s Fees. Other than Simmons & Company International, whose fees and expenses will be paid by Sellers pursuant to a separate agreement, no investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement.

3.16    Labor and Employment Matters.
(a)    There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to Sellers’ Knowledge, threatened against or affecting the Company or the Entities. None of the Company or the Entities is a party to any collective bargaining agreement with any labor union applicable to Employees. None of the Employees are represented by any labor union and, to Sellers’ Knowledge, no union organizing activities are ongoing with respect to the Employees. None of the Company or the Entities are engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law.
(b)    The Company and each Entity has complied in all material respects with all applicable Laws relating to the hiring of employees and the employment of labor, including, without limitation, provisions thereof relating to immigration and citizenship, wages, hours, pay equity, equal opportunity, employment discrimination and practices, retaliation, “whistleblower” rights, leave rights, civil rights, collective bargaining, the Fair Labor Standards Act, the WARN Act and any similar state or local “mass layoff” or “plant closing” law, and the payment of social security and other Taxes. I-9 Forms have been timely and properly completed for all Employees. The Company and each Entity has lawfully retained I-9 Forms for all Employees and has lawfully retained I-9 Forms for the required length of time for all former employees.
(c)    With respect to those matters set forth in subsection (b) above, there is no charge, complaint, Claim, or petition against the Company, any Entity or any of the Employees or the independent contractors of the Company or the Entities pending before any court, the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor and state equivalents, the Occupational Safety and Health Administration or any other state or federal Governmental Authority for which the Company or any Entity has received any written notice or which has been threatened against the Company, any Entity or any Employees or independent contractors of the Company or the Entities.
(d)    Neither the Company nor any Entity is a party to, or otherwise bound by, any settlement, consent decree, order or injunction with or issued by any Governmental Authority with respect to any Employee, the terms and conditions of employment of any Employee or the working conditions of any Employee.
(e)    To the Sellers’ Knowledge, no Key Employee of the Company or any Entity has any plans to terminate their employment with the Company or such Entity in the twelve (12) months following the Effective Time.
(f)    Schedule 3.16(f) lists each employee of the Company or the Entities who has been terminated within the past ninety (90) days and whether such termination was voluntary or involuntary.
(g)    Except as set forth in Schedule 3.16(g)(i), neither the Company nor any Entity has employed or leased any employees or independent contractors with respect to the business of the Company or the Entities. The Company and the Entities have properly and permissibly classified for all purposes (including without limitation for all Tax purposes and for purposes of determining eligibility and benefits under any Company Benefit Plan) all employees (including by class of employee), leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all required filings in connection with services provided by such persons. Any individual who performs services for the Company or any Entity and who is not treated as an employee of such Person for federal income Tax purposes is not an employee for such purposes. Except as set forth in Schedule 3.16(g)(ii), each independent contractor providing services to the Company or the Entities has executed a written independent contractor agreement.
3.17    Insurance. Schedule 3.17 sets forth a true and complete list of all current insurance policies relating to the Assets, the Company or the Entities (the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Buyer. The Company and the Entities maintain the Insurance Policies, which cover the Assets, the Company and the Entities as is customary in type and amount in the industry in which the Company and the Entities operate. All such Insurance Policies are in full force and effect and all premiums due have been paid. Neither the Company nor the Entities has received notice that any insurer issuing as Insurance Policy is denying liability with respect to an unresolved Claim or defending such Claim under a reservation of rights letter.
3.18    Capital Commitments.
(a)    Other than with respect to the projects set forth on Schedule 1.1(b), Schedule 3.18(a) sets forth, as of the Execution Date, all authorities for expenditures relating to the Assets and other commitments of the Company or the Entities to incur capital expenditures in excess of $100,000 on or after the Execution Date.
(b)    Schedule 3.18(b) sets forth, as of the Execution Date, all capital expenditures of the Company and the Entities on the projects set forth on Schedule 1.1(b).
3.19    Financial Statements.
(a)    Attached as Schedule 3.19(a) are (i) the audited consolidated balance sheets of the Company and each Entity as of December 31, 2013, 2012 and 2011, together with the statements of operations, cash flows and members’ equity of the Company and each Entity for the twelve months ended December 31, 2013, 2012 and 2011, (ii) the unaudited consolidated balance sheet of the Company and each Entity as of June 30, 2014 and 2013, together with the statements of operations, cash flows and shareholders’ equity of the Company and each Entity for the six (6) months ended June 30, 2014 and 2013. All of the foregoing financial statements are collectively referred to herein as the “Financial Statements”. The Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), (B) are consistent with the books and records of the Company and each Entity, (C) fairly present in all material respects the consolidated financial position of the Company and each Entity as of the date thereof and the consolidated results of operations, cash flows and changes in financial position of the Company and each Entity, and (D) meet the requirements for an acquired business under Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission, for the period presented therein; provided, however, that the Financial Statements as of and for the six months ended June 30, 2014 are subject to normal year-end adjustments none of which, individually or in the aggregate, would be reasonably be expected to be material.
(b)    The financial books and records of the Company and each Entity have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Company and each Entity and (ii) all transactions of the Company and each Entity. The Company and each Entity maintains a system of accounting and internal controls sufficient in all material respects to provide reasonable assurances that financial transactions are executed in accordance with the general and specific authorization of the management of the Company and each Entity. To Sellers’ Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s or any Entity’s ability to record, process, summarize and report financial information.
3.20    Indebtedness. Except as set forth in Schedule 1.1(d) or Schedule 2.6, none of the Company or the Entities has any (i) Indebtedness or (ii) any obligations (including any associated unrealized losses) under, or associated with, any Hedges or interest rate or currency protection.
3.21    Organizational Documents. The certificate of formation (or other formation document), partnership agreement and limited liability company agreement, as applicable (collectively, the “Organizational Documents”), for the Company and each Entity have been made available to Buyer prior to the date of this Agreement, and, such versions as have been made available to Buyer, (i) are complete and correct in all material respects, (ii) have not been amended further and (iii) are in full force and effect.
3.22    Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth a true and complete list of (a) all bank accounts or safe deposit boxes of the Company and each Entity, including the name of each financial institution in which such Person has borrowing or investment agreements, deposit or checking accounts or safe deposit boxes, (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box number, (c) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (d) all outstanding powers of attorney or similar authorizations granted by the Company or each Entity, as applicable.
3.23    Books and Records. The minute books of the Company and the Entities have been made available to Buyer, are current as of the Execution Date and are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and the Entities contain accurate and complete records of all meetings, and actions taken by written consent, of the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. The membership interest and transfer records of the Company and each Entity contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the Interests of the Company and such Entity.

3.24    Absence of Changes. Since December 31, 2013, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any of the Entities, (a) the loss of any material customer or (b) the initiation of any material Proceeding adverse to the Company or the Entities. There has not occurred, during the twelve (12) months immediately preceding the Execution Date, a Material Adverse Effect.
3.25    No Undisclosed Liabilities. Neither the Company nor any Entity has liabilities or obligations of the type that would be required to be disclosed on a balance sheet prepared in accordance with GAAP except (a) Imbalances, (b) those which are adequately reflected or reserved against in the Financial Statements as of December 31, 2013, (c) those which have been incurred in the ordinary course of business consistent with past practice December 31, 2013 and which are not material in amount and (d) those disclosed on Schedule 3.25.
3.26    Accounts Receivable. Schedule 3.26 contains a list of all accounts receivable of the Company and the Entities as of June 30, 2014, which list sets forth the aging of each such account receivable. The accounts receivable reflected on Schedule 3.26 have arisen from bona fide transactions entered into by the Company and the Entities in the ordinary course of business consistent with past practice.
3.27    Accounts Payable. Schedule 3.27 contains a complete and accurate list of all accounts payable of the Company or the Entities as of June 30, 2014, which list sets forth the aging of each such Account Payable.
3.28    Intellectual Property. Schedule 3.28 contains a true and complete list of all United States and foreign patents, patent applications, trademark registrations and applications for registration, copyright registrations and applications for registration owned by the Company or the Entities, together with a complete list of licenses or sublicenses granted by or to the Company or the Entities with respect to Intellectual Property. The Company or the Entities own, or have the right to use pursuant to license, sublicense, agreement or otherwise, all items of Intellectual Property required in the operation of the business of the Company and the Entities as presently conducted. To Sellers’ Knowledge, no Third Person has asserted a Claim in writing against the Company or the Entities that the Company or the Entities are infringing on the Intellectual Property of such Third Person. To Sellers’ Knowledge, no Third Person is infringing on the Intellectual Property owned by the Company or the Entities.
3.29    Bankruptcy. There are no bankruptcy or insolvency proceedings pending against, being contemplated by or, to Sellers’ Knowledge, threatened against, Sellers, the Company or any of the Entities.
3.30    Derivative Contracts. Except as set forth on Schedule 3.30, neither the Company nor any Entity is a party to, and no Asset is bound by, any Hedges, collars, puts, calls, floors, caps or other Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, securities, foreign exchange rates or interest rates (“Derivative Contracts”).
3.31    Regulatory Status.

(a)    Except as set forth in Schedule 3.31(a), the Assets when complete, assuming they are constructed as currently proposed, can be used for the purposes for which they are intended and in a manner not subject to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act of 1938 or the Interstate Commerce Act or to regulation by the Department of Transportation under the Pipeline and Hazardous Materials Safety Administration Rules or Pipeline Integrity Management.
(b)    Neither the Company nor any of the Entities is subject to regulation as a public utility company. No rate refunds, rebates, offsets or like obligations are accrued or owed by the Company or any Entity with respect to services related to such Entity’s operating assets.
3.32    Imbalances. As of the date hereof, except for immaterial pipeline Imbalances, there are no Imbalances that require a material payment from the Company or the Entities to another Person or for which the Company or the Entities would otherwise be responsible.
3.33    Related Party Transactions. Except as set forth on Schedule 3.33, no Affiliate, member, manager, partner, officer or employee of Sellers, the Company or the Entities (collectively, the “Related Persons”) (a) provides any assets, services or facilities used or held for use in connection with the Company or the Entities, (b) is a party to any Contract with the Company or the Entities or (c) owns any property or right, tangible or intangible, which is used in the business of the Company and the Entities. None of the Company or the Entities provides or causes to be provided any assets, services or facilities to any Related Persons.
3.34    Investment. Subject to the Securities Agreement, the Consideration Units are being acquired for Sellers’ own accounts, not as a nominee or agent, and with no present intention of distributing the Consideration Units or any part thereof, and Sellers have no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state.
3.35    Nature of Sellers. Each Seller (a) is an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act), (b) by reason of its business and financial experience has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment and (c) is not an entity formed for the specific purpose of acquiring the Consideration Units.
3.36    Receipt of Information. Each Seller acknowledges that it (a) has reviewed any such reports, schedules and statements required to be filed by Buyer under the Securities Exchange Act of 1934, as amended, or the Securities Act since December 31, 2012 as it believes is necessary or appropriate in connection with the acquisition of the Consideration Units and has had a full opportunity to ask questions of and receive answers from the Buyer or any Person or Persons acting on behalf of the Buyer concerning the terms and conditions of an investment in the Consideration Units; (b) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Consideration Units and the Buyer; and (c) has made all decisions in connection with the offer and sale of the Consideration Units as the result of arm’s-length negotiations.
3.37    Restricted Securities. Each Seller understands that the Consideration Units it is receiving as consideration in connection with the transactions contemplated by this Agreement are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Seller represents that it is knowledgeable with respect to Rule 144 under the Securities Act.
3.38    Legend. Subject to the Securities Agreement, each Seller understands that the certificates, if any, evidencing the Consideration Units will bear the following legend:
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF AUGUST 9, 2013, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
3.39    Reliance on Exemptions. Each Seller understands that the Consideration Units are being offered, sold and issued to such Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Buyer is relying upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Consideration Units.
3.40    Interim Operations. Since the Effective Time, except as set forth in Schedule 3.40, each of the Company and the Entities have:
(a)    operated only in the ordinary course of business, consistent with past practices, and maintained, in all material respects, their properties in accordance with past practices in a condition suitable for their current use;

(b)    used commercially reasonable efforts to keep available generally the services of its present officers and Employees, and preserved generally the present relationships with Persons having business dealings with them;
(c)    not sold, transferred, assigned, conveyed or otherwise disposed of any material Assets other than in the ordinary course of business consistent with past practices;
(d)    not adopted or effected a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(e)    except in connection with capital expenditures pursuant to Schedule 1.1(b), not created or allowed the creation of any Lien other than Permitted Encumbrances on any Asset;
(f)    other than pursuant to Schedule 1.1(b), not made capital expenditures in excess of (A) $100,000 for any single project or (B) $300,000 in the aggregate for all projects;
(g)    not amended or proposed to amend the Company’s or any Entity’s Organizational Documents;
(h)    not split, combined or reclassified any equity securities of the Company or any Entity;
(i)    not, except as required by applicable Law or by any agreement in effect as of the date of this Agreement, (A) made any policy or program that would be a Company Benefit Plan, (B) increased the compensation payable or that could become payable by the Company or any Entity to any Employee, or (C) entered into, established or adopted any new, amended in any material respect, or terminated any plan, agreement, policy or program that is or would be a Company Benefit Plan;
(j)    except in connection with capital expenditures spent pursuant to Schedule 1.1(b) or in the ordinary course of business consistent with past practices, not repurchased, prepaid or incurred any Indebtedness or guaranteed any Indebtedness of another Person, issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Entity, guaranteed any debt securities of another Person, made a capital investment in any other Person, entered into any “keep well” or other agreement to maintain the financial condition of any other Person or entered into any arrangement having the economic effect of any of the foregoing;
(k)    not, except in the ordinary course of business consistent with past practices or in connection with capital expenditures spent pursuant to Schedule 1.1(b), entered into or amended or modified in any material respect, or consented to the termination of (other than at its stated expiry date), any Material Contract or any other agreement that, if in effect as of the Execution Date would constitute a Material Contract;
(l)    not initiated, settled or compromised any Proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(m)    not made any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(n)    not entered into any transaction with Sellers or any of their Affiliates other than the Company or the Entities;
(o)    not entered into any Derivative Contracts;
(p)    not changed their fiscal year;
(q)    not made any change in any method of Tax accounting principles or practices, or make any Tax election;
(r)    not (i) granted any bonuses, whether monetary or otherwise, or materially increased any wages, salary, severance, pension or other compensation or benefits in respect of its Employees, officers, directors, independent contractors or consultants, other than as provided in any written agreement or required by applicable Law or (ii) taken action to accelerate the vesting or payment of any compensation or benefit for any Employee, officer, director, independent contractor or consultant;
(s)    not acquired (by merger, consolidation or acquisition of stock or assets or otherwise) any Person, including a corporation, partnership, limited liability company or other business organization or division thereof;
(t)    not entered into any agreement to do any of the foregoing; and
(u)    not experienced a Material Adverse Effect (nor any event or events that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
As of the Execution Date, Buyer hereby represents and warrants to Sellers as follows:
4.1    Organization, Good Standing, and Authorization.
(a)    Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to carry on its business as now conducted, enter into and perform this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability company action by Buyer. This Agreement has been duly executed and delivered by Buyer.

(b)    Buyer Parent is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to carry on its business as now conducted, to deliver the Consideration Units and to enter into and perform the Securities Agreement. All partnership action required for the authorization, issuance and delivery of the Consideration Units and the entry into and performance of the Securities Agreement have been validly taken and no approval of the holders of outstanding units in Buyer Parent is required under the Buyer Parent Partnership Agreement or the rules of the New York Stock Exchange in connection with the issuance of the Consideration Units. Buyer Parent is not qualified, and the conduct of its business does not require it to be qualified, as a foreign organization in any state in which it is not so qualified, except where the failure to be so qualified would not be reasonably expected to (i) have a Buyer Material Adverse Effect or (ii) subject the limited partners of Buyer Parent to any material liability or disability.
4.2    Enforceability. Upon execution and delivery of, (a) with respect to Buyer, this Agreement and the Transaction Documents to which Buyer is a party and, (b) with respect to Buyer Parent, the Securities Agreement, (and assuming due execution and delivery of such by the other parties to such agreements) such agreements will constitute valid and binding obligations of Buyer and Buyer Parent, as applicable, enforceable against such Person in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principles of equity.
4.3    Capitalization.
(h)    The issuance by Buyer Parent of the Consideration Units (i) has been duly authorized by Buyer Parent pursuant to the Buyer Parent Partnership Agreement; (ii) when issued and delivered in accordance with the terms of this Agreement and the Buyer Parent Partnership Agreement, will be validly issued, fully paid (to the extent required by the Buyer Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the (A) Buyer Parent Partnership Agreement, (B) the Delaware LP Act and (C) under other applicable Laws.
(i)    Buyer Parent’s currently outstanding Common Units are listed on the New York Stock Exchange, and Buyer Parent has not received any notice of delisting.
(j)    On the date of issuance, the Consideration Units will have those rights, preferences, privileges and restrictions governing the currently outstanding Common Units set forth in the Buyer Parent Partnership Agreement. The Consideration Units will be evidenced by a book-entry account maintained by Buyer Parent’s transfer agent, and will bear the legend or restrictive notation required by the Buyer Parent Partnership Agreement, as well as the legend set forth in Section 3.38.

4.4    No Conflicts; Consents.
(a)    The execution, delivery and performance by (x) Buyer of this Agreement and the Transaction Documents to which it is a party and (y) Buyer Parent of the Securities Agreement, and the consummation of the transactions contemplated hereby or thereby, including the issuance by Buyer Parent of the Consideration Units, do not and will not:
(i)    conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer or Buyer Parent;
(ii)    conflict with or result in a violation or breach of any provision of any Law or governmental order applicable to Buyer or Buyer Parent;
(iii)    except as otherwise set forth on Schedule 4.4(a)(iii), require the consent, notice or other action by any Person under, or conflict with, result in an violation or breach of, constitute a default or an event of default that, with or without the notice or lapse of time or both, would constitute a default under, result in the acceleration of or create any right to accelerate, terminate or modify any Contract to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent are bound or to which any of their properties or assets are subject; or
(iv)    result in the creation or imposition of any Lien on any of the properties or assets of Buyer, Buyer Parent or their subsidiaries.
(b)    No consent, approval, Permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Buyer Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Consideration Units, except for such filings as may be required under applicable securities laws.
4.5    Compliance with Laws. Buyer and Buyer Parent are in material compliance with all applicable Laws. Neither Buyer nor Buyer Parent has received notice of any material violation or alleged material violation of, and, to Buyer’s Knowledge, no event has occurred and no condition exists that would reasonably be expected to result (with or without notice or lapse of time) in a material violation of, any applicable Law.
4.6    Permits. Buyer and Buyer Parent have all Permits required or necessary to own their respective properties and assets and operate their businesses in the manner currently conducted (other than Permits, the absence of which will not materially and adversely affect Buyer’s ability to own or operate the Assets) and all such material Permits are valid and in full force and effect. Neither Buyer nor Buyer Parent has received any notification concerning material violations of, and there are no material violations in existence with respect to, such Permits. No Proceeding is pending or, to Buyer’s Knowledge, threatened with respect to such Permits.
4.7    Valid Issuance; No Options or Preemptive Rights of Units.

(a)    Neither Buyer Parent nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the issuance of the Consideration Units in a manner that would require registration under the Securities Act.
(b)    Assuming the accuracy of the representations and warranties of Sellers, the issuance of the Consideration Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and none of Buyer, Buyer Parent nor, to Buyer’s Knowledge, any Representative of Buyer or Buyer Parent has taken or will take any action hereafter that would cause the loss of such exemption.
(c)    None of Buyer, Buyer Parent, Buyer Parent’s general partner or any of their respective subsidiaries currently is, or following the issuance of the Consideration Units, will be an “investment company” or a company “controlled by” an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
(d)    Buyer Parent is, as of the date hereof, eligible to register the Consideration Units for resale on Form S-3 under the Securities Act.
(e)    Except as set forth in the Buyer Parent Partnership Agreement and existing awards under the Buyer Parent’s existing long term incentive plans, (i) the holders of outstanding units of Buyer Parent are not entitled to statutory, preemptive or other similar contractual rights to subscribe for units of Buyer Parent; and (ii) no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in Buyer Parent are outstanding.
4.8    Periodic Reports. Buyer Parent’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act during the period beginning Three Hundred Sixty Five (365) days prior to the Execution Date and ending on the Execution Date (all such documents filed prior to the date hereof, collectively the “AMID SEC Documents”) have been filed with the Commission. The AMID SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent AMID SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal, recurring and year end audit adjustments) in all material respects the consolidated financial position of Buyer Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers, LLP is an independent registered public accounting firm with respect to Buyer Parent and its general partner and has not resigned or been dismissed as independent registered public accountants of Buyer Parent as a result of or in connection with any disagreement with Buyer Parent on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
4.9    Litigation. There is no Proceeding pending, or to Buyer’s Knowledge, threatened against Buyer or Buyer Parent that materially affects the consummation of the transactions contemplated by this Agreement or that would be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
4.10    Investment. The Interests are being acquired for Buyer’s own account, not as a nominee or agent, and with no present intention of distributing the Interests or any part thereof, and Buyer has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state.
4.11    Nature of Buyer. Buyer (a) is an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act), (b) by reason of its business and financial experience has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Interests, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment and (c)  is not an entity formed for the specific purpose of acquiring the Interests.
4.12    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened, against Buyer or Buyer Parent.
4.13    Independent Investigation. Buyer is knowledgeable in the evaluation, purchase, ownership and operation of oil and gas processing plants, gathering systems, natural gas pipelines and related facilities. In making the decision to enter into this Agreement and consummate the transaction contemplated hereby, Buyer has relied solely on its own independent due diligence investigations and inspection of the Assets, and the representations, warranties, covenants and undertakings of Sellers in this Agreement and the Transaction Documents and has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets. BUYER ACKNOWLEDGES THAT IT IS ACQUIRING THE INTERESTS AND THE ASSETS IN THEIR “AS IS, WHERE IS” CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, AND THAT EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, SELLERS HAVE MADE NO REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE, EXCEPT AS OTHERWISE SET OUT IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, EXPRESSLY DISCLAIMED BY SELLERS AND WAIVED BY BUYER. With respect to any projection or forecast delivered by or on behalf of Sellers or their Affiliates to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer is familiar with such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to Buyer.
4.14    Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or Buyer Parent that following the Closing would be an obligation of Sellers.
4.15    Taxes.
(h)    Buyer Parent and all Buyer Parent Subsidiaries have timely filed, or caused to be filed, taking into account any valid extensions of due dates, all federal, state, local and foreign Tax Returns with the appropriate Governmental Authority and each such Tax Return is true, complete and accurate in all material respects.
(i)    Neither Buyer Parent nor any of the Buyer Parent Subsidiaries are under audit or examination by any Governmental Authority, there are no Claims or Proceedings now pending or threatened against any of Buyer Parent or Buyer Parent Subsidiaries with respect to any Tax, and there are no Claims for any additional Tax asserted by any Governmental Authority against Buyer Parent or Buyer Parent Subsidiaries.
(j)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of Buyer Parent or Buyer Parent Subsidiaries or any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment or payment of any Tax of or with respect to any of Buyer Parent or Buyer Parent Subsidiaries.
(k)    Except as set forth in Schedule 4.15(d), none of Buyer Parent or Buyer Parent Subsidiaries is a party to or bound by any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes with any Person.
(l)    All Tax withholding, reporting, and deposit requirements with respect to employees, independent contractors, shareholders, partners, members, or any other third-party imposed on or with respect to Buyer Parent and Buyer Parent Subsidiaries have been timely satisfied and, to the extent required, any withheld Taxes have been timely remitted to the proper Governmental Authority.
(m)    Each of Buyer Parent and Buyer Parent Subsidiaries is, and has been since the date of its organization, properly treated as either a partnership or an entity that is disregarded as separate from its sole owner for U.S. federal income tax and any applicable state and local Tax purposes. Buyer Parent and has not made any filing with any Governmental Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for Tax purposes. Buyer Parent is not treated as a corporation for purposes of Section 7704 of the Code.

(n)    Neither Buyer Parent nor any Buyer Parent Subsidiary has entered into any agreement or arrangement with any Governmental Authority that requires any of Buyer Parent or Buyer Parent Subsidiaries to take any action or to refrain from taking any action in order to secure Tax benefits. None of Buyer Parent or Buyer Parent Subsidiaries is a party to or bound by any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
(o)    None of Buyer Parent or Buyer Parent Subsidiaries will be required to include any item of income or receipts in, or exclude any item of deduction from, its taxable income or base for any taxable period (or portion thereof) ending after the Execution Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Execution Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Execution Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Execution Date; (iv) installment sale or open transaction disposition made on or prior to the Execution Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Execution Date; (vi) prepaid amount received on or prior to the Execution Date, or (vii) an election made pursuant to Section 108(i) of the Code on or prior to the Execution Date.
(p)    None of Buyer Parent, Buyer Parent Subsidiaries or predecessor thereof has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) (and all predecessor regulations) or similar provision of state, local or foreign Law.
(q)    There is no material property or obligation of any of Buyer Parent or Buyer Parent Subsidiaries, including uncashed checks to vendors, customers, or employees, nonrefunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheat or unclaimed property Law.
(r)    Each of Buyer Parent and every Buyer Parent Subsidiary that is treated as a partnership for federal income tax purposes has a validly made 754 election in effect, and neither Buyer Parent nor any Buyer Parent Subsidiary has taken any steps to revoke such election.
ARTICLE V
COVENANTS
5.1    Access Indemnity. BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY PERSONAL INJURY TO OR PROPERTY DAMAGE CAUSED BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES, REPRESENTATIVES OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH ANY PERSONAL INJURY TO, OR PROPERTY DAMAGE CAUSED BY, BUYER’S REPRESENTATIVES DURING THE COURSE OF ANY OFFICE VISIT, FIELD VISIT, ENVIRONMENTAL PROPERTY ASSESSMENT OR OTHER DUE DILIGENCE INVESTIGATION CONDUCTED BY BUYER

OR ANY REPRESENTATIVE OF BUYER WITH RESPECT TO THE ASSETS, THE COMPANY OR THE ENTITIES. Buyer shall comply fully with all Laws and all rules, regulations, policies and instructions issued by Sellers and delivered to Buyer in writing regarding Buyer’s actions while upon, entering or leaving any property included in the Assets, including any insurance requirements that Sellers may impose on contractors authorized to perform work on any property owned or operated by Sellers, the Company or the Entities.
5.2    Names. As soon as reasonably possible after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to reflect that Buyer has title to the Assets. Buyer is acquiring and is entitled to use the names of the Company and each of the Entities after Closing.
5.3    Regulatory Filings. Each Party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any consents, authorizations, orders and approvals.
5.4    Records. As promptly as practicable following the Closing, Sellers will transfer to Buyer, at Sellers’ expense, Sellers’ original files and Records relating to the Company, the Entities and the Assets; provided, that Sellers shall have access to such original files and Records upon their reasonable request therefor.
5.5    Employees.
(d)    Sellers have provided Buyer with a list of the Employees and, with respect to each Employee, the Employee’s name, title, compensation, date of hire, start date of current position, all benefits offered by the Company or the applicable Entity to such Employee, as well as his or her accrued and unused vacation time as of the date when such list is provided, disability benefits, bonuses and incentives.
(e)    Buyer shall cause the Company and the Entities to continue to maintain the existing Company Benefit Plans, or provide benefits under other plans to the Employees, for a period of at least thirty (30) days after the Closing that are comparable to the Company Benefit Plans; provided, however, that Buyer shall cause its Section 401(k) retirement plan to be amended to permit the participation of the Employees as soon as administratively possible after the Closing and to provide credit for their service with the Company and the Entities for purposes of eligibility to participate in and vesting credits in Buyer’s 401(k) retirement plan. In addition, to the extent that Buyer causes the Company or the Entities to discontinue their respective severance plans, service awards, vacation programs and policies, Buyer shall cause the Company and the Entities to be included in the Buyer’s similar policies with respect to the Employees and shall provide credit for their service with the Company and the Entities for purposes of such policies.

(f)    Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Buyer or any Affiliate of Buyer to continue the employment of any Employee for any definite period following the Closing and (ii) nothing in this Agreement shall preclude Buyer or any Affiliate of Buyer from altering, amending, or terminating any of its Benefit Plans, or the participation of any of its employees in such plans, at any time.
(g)    No provision of this Section 5.5 shall constitute an amendment to any Benefit Plan maintained by the Buyer, Sellers, the Company, the Entities or an Affiliate of the foregoing. Nor shall any provision of this Section 5.5 create any third party beneficiary rights, or inure to the benefit of or be enforceable by, any current or former employee, director, manager, service provider or the dependent or beneficiary of any current or former employee, manager, director or service provider or any Person representing the interests of any such individual.
5.6    Confidentiality.
(f)    Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.
(g)    After the Closing, Sellers and their Affiliates will hold, and will use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by Law, all confidential documents and information concerning the Company, each Entity and the business thereof, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the applicable Seller, (ii) in the public domain through no fault of the applicable Seller or its Affiliates or (iii) later lawfully acquired by the applicable Seller from sources other than those related to its prior ownership of the Company or the Entities. The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
5.7    Financial Statements. Sellers shall, within thirty (30) days of the Execution Date, provide the unaudited consolidated balance sheet of the Company each Entity as of September 30, 2014 and 2013, together with the statements of operations, cash flows and members’ equity of each Entity for the nine (9) months ended September 30, 2014 and 2013, and, with respect to the September 30, 2014 financial statements, the related notes thereto. All of the foregoing financial statements are collectively referred to herein as the “Updated Financial Statements”. The Updated Financial Statements (a) will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), (b) will be consistent with the books and records of the Company and each Entity, (c) will fairly present in all material respects the consolidated financial position of the Company and each Entity as of the date thereof and the consolidated results of operations, cash flows and changes in financial position of the Company each Entity and (d) will be compliant with Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission, for the period presented therein; provided, however, that the Updated Financial

Statements will be subject to normal year-end adjustments none of which, individually or in the aggregate, will be material.
5.8    Access to Personnel. Following the Closing, Sellers shall have reasonable access, for the limited purposes of concluding their involvement in the business of the Company and the Entities and complying with their obligations under this Agreement and applicable Laws, to Kevin Sullivan, Bob Bourne and David Palmer.
5.9    Right to Negotiate.
(a)    Notwithstanding anything to the contrary in this Agreement, Buyer agrees that following the Execution Date, Sellers shall have the exclusive right to represent the Company and the Entities with respect to any obligations of the Company or any of the Entities pursuant to Section 2.6 of that certain Purchase and Sale Agreement dated January 4, 2012 by and among the Company, Costar GP, Costar LP, Gas Solutions GP LLC, and Gas Solutions LP, LLC. Buyer agrees that Buyer shall, and shall cause the Company and the Entities to enter into any agreement reasonably requested by Sellers with respect to the obligations set forth in the previous sentence and shall not otherwise enter into any agreement with respect to such obligations prior to the date that is thirteen (13) months following the Execution Date.
(b)    Notwithstanding anything to the contrary in this Agreement, Buyer agrees that following the Execution Date, Sellers shall have the exclusive right to represent the Company and the Entities with respect to the Hedges set forth on Schedule 1.1(d) and any proceeds from the termination of such Hedges shall belong to Sellers. Buyer agrees that Buyer shall, and shall cause the Company and the Entities to enter into any agreement reasonably requested by Sellers with respect to the termination of the Hedges and shall not otherwise enter into any agreement with respect to such Hedges.
5.10    Assumption of Liabilities.
(a)    Buyer agrees to assume all obligations of Gas Solutions or, if applicable, of Sellers, the Company and the other Entities, with respect to the NPI Agreements in consideration of a reduction in the number of Common Units to be delivered pursuant to this Agreement in the amount of Three Million Dollars ($3,000,000) (applying a price per Common Unit of Twenty Nine Dollars ($29)), which reduction has been reflected in the Unit Consideration Amount.
(b)    Buyer agrees to assume all obligations of Gas Solutions or, if applicable, of Sellers, the Company and the Entities with respect to the liabilities described in Schedule 3.14(a) in consideration of a reduction in the cash to be delivered by Buyer pursuant to this Agreement in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), which reduction has been reflected in the Cash Consideration Amount.
ARTICLE VI
TITLE MATTERS

6.1    General Disclaimer of Title Representations and Warranties. Except for the warranty of title set forth in Section 6.2, Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to the Company’s or the Entities’ title to any of the Company Real Property and Buyer hereby acknowledges and agrees that, except for cases of fraud or intentional misrepresentation, Buyer’s sole remedy for any Title Defect, with respect to any of the Company Real Property, shall be pursuant to the warranty of title set forth in Section 6.2.
6.2    Warranty of Title. Sellers warrant title to property set forth on Schedule 6.2 unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof, subject, however, to the Permitted Encumbrances; provided, however, that, except with respect to any liability of Sellers with respect to a breach of such warranty (each a “Warranty Breach”) as the result of a Claim asserted in writing by Buyer to Sellers in accordance with Section 6.3 on or before the expiration of the Survival Period, such warranty shall cease and terminate at the end of such Survival Period. Said warranty of title shall be subject to the further limitations and provisions of this ARTICLE VI.
6.3    Recovery on Warranty. During the period commencing as of the Execution Date and ending on the first anniversary thereof (the “Survival Period”), Buyer shall furnish to Sellers a Warranty Breach Notice setting forth any matters which Buyer intends to assert as Warranty Breaches. Sellers shall have a reasonable opportunity, but not the obligation, to cure any Warranty Breach asserted by Buyer pursuant to this Section 6.3. Sellers shall notify Buyer of any intention to cure any Warranty Breach within ten (10) days of receipt of a Warranty Breach Notice or Sellers shall be deemed to have waived the right to cure such Warranty Breach. Buyer agrees to reasonably cooperate and, from and after the Execution Date, to cause the Company and the Entities to reasonably cooperate, with any attempt by Sellers to cure any such Warranty Breach.
6.4    Waiver of Title Defects. For all purposes of this Agreement and notwithstanding anything herein to the contrary (a) the term Warranty Breach shall include without limitation any title-related matter that materially prejudices Buyer’s ability to use and operate the property set forth on Schedule 6.2 as currently used or as currently contemplated to be used and (b) Buyer shall be deemed to have waived, and Sellers shall have no further liability for, any Warranty Breach that Buyer fails to assert by a Warranty Breach Notice given to Sellers on or before the expiration of the Survival Period. Nothing herein shall be construed as a waiver of any claim arising from an intentional non-disclosure of any defect in title, including a Title Defect.
6.5    Title Dispute Resolution.
(h)    Sellers and Buyer shall attempt to agree on all (i) Claims of Warranty Breaches and (ii) the related Warranty Breach Amounts, in each case, prior to the expiration of the Survival Period. If Sellers and Buyer are unable to agree prior to the expiration of the Survival Period, the Warranty Breaches and Warranty Breach Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 6.5(a) (each, a “Title Dispute”).
(i)    There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in pipeline and gathering system title matters involving properties in the regional area in which the Warranty Breach Property is located, as selected by mutual agreement of Buyer and Sellers within twenty (20) Days after the end of the Survival Period, and absent such agreement, by the Houston office of the AAA (the “Title Arbitrator”).
(j)    The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Agreement. The Title Arbitrator’s determination of the Title Dispute shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this ARTICLE VI, and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not attribute to any Warranty Breach a greater Warranty Breach Amount than the Warranty Breach Amount claimed by Buyer in the applicable Warranty Breach Notice nor a lesser Warranty Breach Amount than the Warranty Breach Amount admitted to by Sellers.
(k)    Sellers and Buyer shall each bear their own legal fees and other costs of presenting its case. Sellers bear fifty percent (50%) and Buyer shall bear fifty percent (50%) of the costs and expenses of the Title Arbitrator.
(l)    Within ten (10) days after (i) the Title Arbitrator delivers written notice to Buyer and Sellers of his or her decision with respect to a Title Dispute, if such decision determines that the Warranty Breach claimed by Buyer in the applicable Warranty Breach Notice did occur or (ii) the Parties agree that any amount is payable to Buyer pursuant to this ARTICLE VI, Buyer shall provide the Escrow Agent notice of such determination and Escrow Agent shall deliver to Buyer (A) an amount equal to the amount awarded by the Title Arbitrator or otherwise agreed by the Parties, by wire transfer of immediately available funds to a bank account designated by Buyer, which amount will be paid with cash from dividends, earnings or other distributions on Common Units in the Escrow Fund and (B) to the extent there is not sufficient cash from dividends, earnings or other distributions on Common Units in the Escrow Fund to pay the required amount, by delivery of the number of Consideration Units held in the Escrow Fund equal to (x) the difference between (1) the amount awarded to Buyer by the Title Arbitrator and (2) the amount distributed pursuant to clause (A) of this sentence, divided by (y) the Market Price.
(m)    Notwithstanding anything to the contrary, in no event shall the aggregate liability of Sellers pursuant to this ARTICLE VI, aggregated with all liability of Sellers pursuant to ARTICLE VIII, exceed Forty Million Dollars ($40,000,000); provided, however, that no Claims of Warranty Breaches arising out of fraud or intentional misrepresentation shall be limited by this Section 6.5(f).
ARTICLE VII
CLOSING
7.1    Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in the offices of Jackson Walker, L.L.P. in Dallas or such other place as the Parties agree to in writing, and shall be effective as of the Effective Time.

7.2    Sellers’ Deliveries at Closing. Concurrently with the execution of this Agreement, Sellers have executed or delivered, or caused to be executed or delivered, to Buyer
(p)    A certificate from the Secretary or Assistant Secretary (or equivalent officer) of each Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the managers or general partner, as applicable, of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
(q)    A good standing certificate (or its equivalent) for each of the Company and the Entities from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company or each of the Entities is organized or qualified to do business, in each case dated as of a date not more than thirty (30) days prior to the Execution Date;
(r)    A certificate from each Seller pursuant to Treasury Regulations Section 1.445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code (each, a “Non-Foreign Certificate”);
(s)    A receipt for the relevant portion of the Closing Cash Consideration Amount executed by each Seller;
(t)    Duly executed counterparts of each of the Transaction Documents to which such Seller is a party;
(u)    An irrevocable letter of instruction to Buyer Parent’s transfer agent instructing Buyer Parent’s transfer agent to distribute Escrow Unit Earnings to the Escrow Agent to hold in escrow; and
(v)    Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
7.3    Buyer’s Deliveries at Closing. Concurrently with the execution of this Agreement, Buyer has executed or delivered, or caused to be executed or delivered, to Sellers:
(h)    A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer Parent’s general partner authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Buyer and

Buyer Parent authorized to sign this Agreement, the Transaction Documents to which they are a party and the other documents to be delivered hereunder and thereunder;
(i)    A good standing certificate for each of Buyer and Buyer Parent from the Secretary of State of Delaware dated as of a date not more than thirty (30) days prior to the Execution Date.
(j)    By wire transfer of immediately available funds to the bank accounts designated in writing by Sellers in the percentages set forth on Schedule 2.2, the Closing Cash Consideration Amount;
(k)    By wire transfer of immediately available funds to the bank account designated therefor in the Escrow Agreement, the Escrow Cash Amount;
(l)    In accordance with the Payoff Letters, the Closing Indebtedness;
(m)    An irrevocable instruction to Buyer Parent’s transfer agent to cause the issuance, on November 8, 2014, of a number of newly issued Common Units equal to (i)(A) the Unit Consideration Amount less (B) the Escrow Unit Amount, to Sellers, in the amounts set forth on Schedule 2.2 and (ii) the Escrow Unit Amount pursuant to the Escrow Agreement;
(n)    Duly executed counterparts of each of the Transaction Documents to which Buyer is a party;
(o)    A substitute letter of credit for the benefit of W&T Offshore, Inc. pursuant to section 4.4 of that certain Gas Processing and Gathering Agreement between the Company and W&T Offshore, Inc, dated October 1, 2013; and
(p)    Such other documents or instruments as Sellers reasonably request and are reasonably necessary at the Closing to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.1    Indemnification by Buyer. Effective upon Closing, Buyer shall defend, indemnify and hold harmless Sellers and their Affiliates, and all of Sellers' and their Affiliates' respective directors, managers, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred by a Seller Indemnitee as a result of or arising out of (a) any inaccuracy in or breach of any of the representations, warranties, covenants, or agreements of Buyer or Buyer Parent contained in this Agreement, any Transaction Document, or in any certificate delivered by or on behalf of Buyer or Buyer Parent hereunder or thereunder or (b) subject to Sellers’ indemnity obligations set forth in Section 8.2, (i) the ownership of the Interests and (ii) the use, ownership and operation of the Assets or the operation of the Company or the Entities, in each case on or after the Effective Time.

8.2    Indemnification by Sellers. Effective upon Closing, Sellers shall defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their respective directors, managers, officers, employees, partners, members, contractors, agents, and representatives (collectively, the “Buyer Indemnitees”) from and against any and all (a) Losses incurred by a Buyer Indemnitee as a result of or arising out of (i) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement (other than any representations or warranties contained in ARTICLE VI), any Transaction Document, or in any certificate delivered by or on behalf of Sellers hereunder or thereunder, (ii) any Claim by any Employee for compensation and benefits owing to such Employee for periods prior to the Effective Time; (iii) any obligations arising from, related to, or in settlement of, the obligations of the Company or any of the Entities under Section 2.6 of that certain Purchase and Sale Agreement, dated January 4, 2012, by and among the Company, Costar GP, Costar LP, Gas Solutions GP LLC, and Gas Solutions LP, LLC; and (iv) any obligations relating to, or arising from, the Hedges; and (b) capital expenditures required to be made in order to complete the construction of, and place into service, facilities which are sufficient on a commercially reasonable basis to provide the services specifically contemplated by the descriptions set forth on Schedule 1.1(b) (the “Actual Aggregate Capital Expenditures”), but only to the extent such aggregate required capital expenditures set forth in the CapEx Calculation, when added to the total amount of capital expenditures spent by the Company and the Entities on the projects set forth on Schedule 1.1(b) prior to the Execution Date, are greater than the “Aggregate Approved Capital Expenditures” amount reflected on Schedule 1.1(b). In no event shall Sellers have any obligation to provide indemnification for any matters to the extent included in the computation of the Final Surplus or Final Deficiency.
8.3    Certain Limitations.
(n)    All representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto, shall survive the Closing as hereinafter provided, and shall not be merged into any instruments or agreements delivered at Closing.
(o)    With respect to the obligations of Buyer under Section 8.1 or Sellers under Section 8.2:
(i)    no Buyer Indemnitee or Seller Indemnitee, as applicable, shall be entitled to assert any right to indemnification after (A) with respect to (1) the breach of any of the representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.6, 3.15, 4.1, 4.2, 4.3, 4.7 and 4.14 (collectively the “Fundamental Representations”) or (2) Sections 8.2(a)(ii), 8.2(a)(iii) and 8.2(a)(iv), the expiration of the applicable statute of limitations (without giving effect to Section 8106 of the Delaware General Corporation Law), (B) with respect to the breach of any of the representations or warranties contained in Section 3.40, the date that is ninety (90) days after the Execution Date, (C) with respect to the breach of any of the representations or warranties contained in this Agreement other than Fundamental Representations, Section 3.40 and Sections 8.2(a)(iii) and 8.2(a)(iv), the date that is Three Hundred Sixty Five (365) days after the Execution Date (the “Indemnity Survival Date”) and (D) with respect to any covenant, after such covenant has been fully completed or expired in accordance with its terms;

(ii)    none of the Buyer Indemnitees or Seller Indemnitees, as applicable, shall be entitled to assert any right to indemnification unless the Losses resulting from all Claims asserted by Buyer Indemnitees or Seller Indemnitees pursuant to this ARTICLE VIII in the aggregate exceed Two Million Dollars ($2,000,000), and then only to the extent that all such Losses exceed said amount; provided, however, that no Losses relating to a Claim for indemnification arising out of (A) a violation of a Fundamental Representation, (B) the breach of any covenant, (C) fraud or intentional misrepresentation or (D) Sections 3.40, 8.2(a)(iii), 8.2(a)(iv) or 8.2(b) shall be limited by, or apply toward the limit contained in, this Section 8.3(b)(ii);
(iii)    in no event shall the aggregate liability of Buyer pursuant to this ARTICLE VIII or the aggregate liability of Sellers pursuant to this ARTICLE VIII and ARTICLE VI exceed Forty Million Dollars ($40,000,000); provided, however, that no Losses relating to a Claim for indemnification arising out of (A) a violation of a Fundamental Representation, (B) the breach of any covenant, (C) fraud or intentional misrepresentation or (D) Sections 8.2(a)(iii) and 8.2(a)(iv) shall be limited by, or apply toward the limit contained in, this Section 8.3(b)(iii);
(iv)    in no event shall the aggregate liability of Sellers pursuant to Section 8.2(b) exceed Twenty Million Dollars ($20,000,000); provided, however, that no Losses relating to a Claim arising out of Section 8.2(b) for indemnification arising out of fraud or intentional misrepresentation shall be limited by, or apply toward the limit contained in, this Section 8.3(b)(iv);
(v)    for purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation, warranty, covenant or agreement, and the amount of any Loss, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable thereto.
(p)    Any Claim for indemnification under this Agreement made by a Seller Indemnitee or a Buyer Indemnitee shall (i) be in writing, (ii) be based upon a Claim that is actually asserted or Loss actually incurred, (iii) be delivered in good faith prior to the respective survival period under Section 8.3(b)(i) and (iv) specify in reasonable detail the specific nature of the Claim for indemnification hereunder (“Claim Notice”). Any such Claim that is described in a timely delivered Claim Notice shall survive from and after the applicable survival period under Section 8.3(b)(i) with respect to the specific matter described therein.
8.4    Notice of Asserted Liability; Opportunity to Defend.
(c)    All Claims for indemnification hereunder (other than with respect to Section 8.2(b), which will be governed by Section 8.11) shall be asserted and handled pursuant to Section 8.3(c) and this Section 8.4. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such Claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”

(d)    If a Claim is asserted against an Indemnified Party or any Loss is sought to be collected by any Indemnified Party from an Indemnifying Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The failure to give any such Claim Notice shall not affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnifying Party is prejudiced thereby and then only to the extent the Indemnifying Party is prejudiced thereby.
(e)    The Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Claim or Loss, and (ii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether the Indemnifying Party desires to defend the Indemnified Party against such Third Person Claim (which defense shall be at the sole cost and expense of the Indemnifying Party, and with counsel of its own choosing and reasonably acceptable to the Indemnified Party); provided, however, that any Indemnified Party is hereby authorized, until the Indemnifying Party provides notice that it desires to defend the Indemnified Party against such Third Person Claim, to file any motion, answer or other pleading, or to take any other reasonable action, that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given reasonable prior notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. The Indemnified Party shall allow the Indemnifying Party and its Representatives and other professional advisors to investigate the matter or circumstance alleged to give rise to the Third Person Claim, and whether and to what extent any amount is payable in respect of such Third Person Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.
(f)    If the Indemnifying Party (i) does not give notice to the Indemnified Party of its election to contest and defend any such Third Person Claim within the Notice Period or (ii) elects not to defend any such Third Person Claim, then the Indemnifying Party shall nonetheless remain responsible for all the out of pocket costs and expenses of the Indemnified Party’s defense (including legal fees and expenses); provided, that if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 8.4 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.4. In the instances described in clauses (i) and (ii) of the first sentence of this Section 8.4(d), the Indemnified Party shall have full control of such defense and proceedings; provided that (x) the Indemnified Party shall not settle a Third Person Claim without providing twenty (20) days’ prior written notice of its intent to settle such claim and (y) if the Indemnified Party settles any Third Person Claim without the consent of the Indemnifying Party, the settlement of such Third Person Claim shall not prevent the Indemnifying Party from contesting the issue of whether (i) such Third Person Claim is within the scope of and subject to indemnification under this Agreement and/or (ii) the amount for which the Indemnifying Party would be liable to indemnify the Indemnified Party as a result of such settlement exceeds the amount which the Indemnifying Party would otherwise have been likely required to indemnify the

Indemnified Party pursuant to this Agreement (the “Non-Settlement Indemnification Amount”), in which case the liability of the Indemnifying Party in connection with such Third Person Claim will be limited to the Non-Settlement Indemnification Amount. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by an Indemnified Party, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(g)    If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and (i) the Parties have a conflict of interest with respect to any such Third Person Claim, (ii) there are legal defenses available to an Indemnified Party that are different or in addition to those available to the Indemnifying Party or (iii) the Indemnifying Party fails to diligently defend such Third Person Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Third Person Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all out of pocket costs incurred in connection therewith (including legal fees and expenses).
(h)    If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings, with counsel of its own choosing and reasonably acceptable to the Indemnified Party, and such Proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement it may do so at its sole cost and expense (subject to Section 8.4(e)). If the Indemnified Party joins in any such Third Person Claim, the Indemnifying Party shall nevertheless have full authority to determine all action to be taken with respect thereto, subject to the last sentence of Section 8.4(g) and all of Section 8.4(h); provided, however, that the Indemnified Party shall have full authority and the right to direct the defense of any Third Person Claim that seeks an injunction or other equitable relief against the Indemnified Party, at the cost and expense of the Indemnifying Party.
(i)    Each Party agrees to cooperate with the other Party and its counsel in contesting any Third Person Claim and in making any counterclaim against the Third Person asserting the Third Person Claim, or any cross-complaint against any Person. No Third Person Claim may be settled or otherwise compromised without the prior written consent of the Indemnified Party unless such settlement (i) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to such Third Person Claim, or (ii) would not restrict the Indemnified Party’s ability to conduct its business in the ordinary course.
(j)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that (i) subjects the Indemnified Party to any criminal liability, (ii) requires an admission of guilt or wrongdoing on the part of the Indemnified Party or (iii) requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(k)    At any time after the commencement of defense of any Third Person Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the settlement, payment or compromise by the Indemnifying Party of the asserted Third Person Claim, but only if the Indemnifying Party agrees in writing to be solely liable for such Third Person Claim; whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay to compromise such Third Person Claim; provided that, the other Person to the contested Third Person Claim had agreed in writing to accept such amount in payment or compromise of the Third Person Claim as of the time the Indemnifying Party made its request therefor to the Indemnified Party, and further provided that, under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Third Person Claim.
(l)    With respect to any Claim made directly by an Indemnified Party to an Indemnifying Party and not involving a Third Party Claim (a “Direct Claim”), the Indemnified Party shall assert such Claim by delivering a Claim Notice to the Indemnifying Party reasonably promptly after becoming aware of such Direct Claim and the Indemnifying Party shall then have thirty (30) days to respond in writing to the Indemnified Party after its receipt of the Claim Notice. If the Indemnifying Party does not so respond within the initial thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Indemnified Party shall allow the Indemnifying Party and its Representatives and other professional advisors to investigate the matter or circumstance alleged to give rise to the Third Party Claim, and whether and to what extent any amount is payable in respect of such Third Party Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such reasonable information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. Any failure by the Indemnified Party to give reasonably prompt written notice to the Indemnifying Party of a Direct Claim shall not relieve the Indemnifying Party of its indemnification obligations unless, and then only to the extent that, the Indemnifying Party is prejudiced by reason of such failure.
(m)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) days of such agreement or such final, non-appealable adjudication by (i) if Buyer is the Indemnifying Party, wire transfer of immediately available funds and (ii) if Sellers are the Indemnifying Party, by causing the Escrow Agent to deliver to Buyer (A) an amount equal to the agreed-upon or finally adjudicated Loss by wire transfer of immediately available funds, which amount will be paid with cash from dividends, earnings or other distributions on Common Units in the Escrow Fund and (B) to the extent there is not sufficient cash from dividends, earnings or other distributions on Common Units in the Escrow Fund to fulfill the required amount, by delivery of the number of Common Units held in the Escrow Fund equal to (x) the difference between (I) the agreed-upon or finally adjudicated Loss and (II) the amount distributed pursuant to clause (A)

of this sentence, if any, divided by (y) the Market Price; provided, however, that Sellers shall pay all Losses adjudicated to be payable pursuant to this ARTICLE VIII arising pursuant to Sections 8.2(a)(iii) and 8.2(a)(iv) by wire transfer to Buyer of immediately available funds. The Parties agree that if the Indemnifying Party does not make full payment of any such obligations, subject to the limitations set forth in Sections 8.3(b)(ii), 8.3(b)(iii), 8.3(b)(iv) and 8.6(a), if applicable, within such fifteen (15) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication, at the Interest Rate.
8.5    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
8.6    Escrow Fund.
(c)    As a source of payment for the indemnities provided by Sellers pursuant to this Agreement, the Escrow Unit Amount shall be deposited by Buyer with the Escrow Agent, such deposit to be governed by the terms set forth herein and in the Escrow Agreement. Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that, the Escrow Fund shall be the sole and exclusive source of funds for satisfaction of all claims by Buyer or Buyer Indemnitees for Losses pursuant to ARTICLE VI and ARTICLE VIII other than Losses arising out of (i) a violation of a Fundamental Representation, (ii) the breach of any covenant, (iii) fraud or intentional misrepresentation, (iv) Sections 8.2(a)(iii) and 8.2(a)(iv).
(d)    Subject to the following requirements, the Escrow Fund shall be in existence on the Execution Date and shall terminate on the later of: (i) the Second Release Date, or (ii) the Commercial Completion Date (the period of time from the Execution Date through and including such termination date is referred to herein as the “Escrow Period”); provided, however, that the Escrow Cash Amount shall be released prior to the termination of the Escrow Period pursuant to Section 2.5(d); provided, further, that: (i) the First Release Units shall be released on the First Release Date, and (ii) the Second Release Units shall be released on the Second Release Date. Notwithstanding the previous sentence, (i) to the extent that one or more Claim Notices has been delivered to Sellers but not resolved as of the First Release Date or the Second Release Date (as applicable, the “Relevant Release Date”), a number of First Release Units or Second Release Units (as applicable, the “Relevant Release Units”) equal to (x) the amount of Losses that are the subject of the Claim Notice and which exceed the Escrow Unit Earnings on the Relevant Release Units divided by (y) the Market Price shall remain in the Escrow Fund beyond the Relevant Release Date and shall be released upon the resolution of such claim (such calculation method, the “Interim Holdback Calculation Method”), and (ii) to the extent that one or more Claim Notices (an “Ongoing Claim Notice”) has been delivered to Sellers but not resolved as of the last day of the Escrow Period, (x) Escrow Unit Earnings equal to the amount of Losses that are the subject of the Ongoing Claim Notice and, (y) to the extent the Escrow Unit Earnings in the Escrow Fund as of the last day of the Escrow Period are less than the amount of Losses that are the subject of the Ongoing Claim Notice, a number of Common Units equal to (1) the amount of Losses that are the subject of the Ongoing Claim Notice and which exceed the Escrow Unit Earnings in the Escrow Fund as of the last day of the Escrow Period divided by (2) the Market Price (such calculation method, the “Final Holdback Calculation Method”), shall remain in the Escrow Fund beyond the last day of the Escrow Period and shall be released upon the resolution of such claim. Should the Second Release Date be the same date as the last day of the Escrow Period, the Final Holdback Calculation Method and not the Interim Calculation Method, will be used to calculate the amount of Consideration Units to remain in the Escrow Fund following the Second Release Date.
8.7    Exclusive Remedy. EXCEPT FOR CASES OF FRAUD AND INTENTIONAL MISREPRESENTATION, AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER INDEMNITEES, AFTER CLOSING (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES (OTHER THAN THE FINAL SETTLEMENT PURSUANT TO SECTIONS 2.3 THROUGH 2.5 AND OTHER THAN EQUITABLE REMEDIES AS THEY RELATE TO BREACHES OF COVENANTS OR OTHER AGREEMENTS CONTAINED HEREIN TO THE EXTENT SUCH COVENANTS OR AGREEMENTS ARE TO BE PERFORMED AFTER THE CLOSING) AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES AS TO THE SUBJECT MATTER CONTAINED IN THIS AGREEMENT OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT.
8.8    Negligence and Strict Liability Waiver. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY.
8.9    Limitation on Damages. IN NO EVENT SHALL EITHER SELLERS OR BUYER BE LIABLE TO THE OTHER, OR TO THE OTHER’S INDEMNITEES, UNDER THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS FOR ANY EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, ANY DAMAGES FOR LOST PROFITS, ANY DAMAGES FOR DIMINUTION OF VALUE OR DAMAGES BASED ON ANY TYPE OF MULTIPLE; PROVIDED, HOWEVER, THAT IF ANY OF THE SELLER INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH SELLER INDEMNITEES OR BUYER INDEMNITEES FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES FOR SUCH DAMAGES.

8.10    Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
8.11    Capital Expenditure Indemnification Procedures. On or before thirty (30) days prior to the Commercial Completion Date, Buyer shall submit to Sellers a written calculation (the “CapEx Calculation”) of the total amount of capital expenditures required to be made as of such date in order to complete the construction of, and place into service, facilities which are sufficient on a commercially reasonable basis to provide the services specifically contemplated by the line item descriptions set forth on Schedule 1.1(b). Any disagreements the Parties may have with regard to the amount of such capital expenditures shall be resolved utilizing the procedures set forth in Section 8.4(j).
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1    Expenses. Each of Sellers and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.
9.2    Further Assurances. From time to time, and without further consideration, each Party will, and will cause its Affiliates to, execute and deliver to the other Party such documents, instruments and conveyances and take such actions and provide such further assurances as the other Party may reasonably request in order to more effectively implement the provisions hereof and effect the transactions contemplated by this Agreement and the other Transaction Documents.
9.3    Apportionment of Taxes; Transfer Taxes; and Recording Fees; Tax Treatment.
(n)    In the case of Taxes that are payable with respect to any Straddle Period, for the Company or the Entities the amount of any such Tax that is attributable to the portion of the period ending on the Execution Date shall be a Seller Tax and shall be:
(vi)    in the case of Taxes that are either (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) franchise or doing business Taxes, deemed equal to the amount that would be payable if the Tax period ended with (and included) the Execution Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Execution Date and the period beginning after the Execution Date in proportion to the number of days in each period; and
(vii)    in the case of all Taxes not described in 9.3(a)(i), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Execution Date and the denominator of which is the number of calendar days in the entire period.
(o)    To the extent that Seller Taxes are known as of the Execution Date, such Seller Taxes shall reduce the Closing Cash Consideration Amount. In all other cases, Buyer shall prepare the Tax Returns for the Company and the Entities in a manner consistent with the prior practices of the respective entities and, except as otherwise required by Law, shall deliver such Tax Returns, within a reasonable period of time prior to the date such returns are required to be filed, to the Sellers for their review and comment prior to the filing thereof. Sellers shall pay to Buyer, within fifteen (15) days of written demand from Buyer, the amount of any Seller Tax to the extent not taken into account as a reduction in the amount payable to Sellers under the first sentence of this Section 9.3(b) and Sections 2.3 through 2.5.
(p)    Subject to the apportionment of provisions of Sections 9.3(a)(ii) and 9.3(b), Buyer agrees to assume liability for the payment of all property Taxes for the year of Closing and subsequent years and Sellers hereby agree to retain liability for the payment of all property Taxes for years prior to the year of Closing. If Buyer receives a statement or invoice concerning Taxes and such statement relates to properties in addition to the Assets, the Parties will cooperate in good faith to apportion and timely pay such property Taxes.
(q)    Sellers and Buyer believe that this purchase and sale of the Assets is exempt from or is otherwise not subject to any and all sales, use, transfer, or similar Taxes. If any such sales, transfer, use or similar Taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, Buyer and Sellers shall each be responsible for one-half of such Taxes.
(r)    Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (each, a “Tax Proceeding”) imposed on or with respect to the Assets or the operations or activities of the Company or the Entities. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(s)    For U.S. federal income tax and any applicable state and local Tax purposes, the sale and purchase of the Interests hereunder shall be treated (i) in part as a sale by the Sellers of Interests (interests in a federal tax partnership) in a transaction subject to Section 707(a)(2)(B) of the Code and the applicable Treasury Regulations promulgated thereunder and (ii) in part as a contribution of Interests to the capital of Buyer Parent in exchange for an interest therein under Section 721 of the Code. A portion of the Base Purchase Price may be treated as a reimbursement of preformation expenditures as set forth in Treasury Regulations § 1.707-4(d), and the Parties shall not take any steps that would impair the ability of Sellers to report the full amount of reimbursement of preformation expenditures that they may be entitled to as set forth in the Treasury Regulations.

(t)    If requested by Buyer, Sellers shall cause Costar Mesquite and Transtar to each make an election under Section 754 of the Code for its Tax year ending on, or that includes, the Execution Date. The Parties shall take all actions necessary to cause each of Costar Mesquite and Transtar to make such election.
9.4    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party.
9.5    Entire Agreement, Amendments and Waiver. This Agreement, together with the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto and thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof; provided that the Confidentiality Agreement (which is hereby ratified) shall terminate upon Closing. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by the Parties. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in a signed writing by that Party specifically stating that it waives a term or condition hereof. No waiver by either Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
9.6    Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
9.7    Counterparts; Electronic Delivery. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart signature page that is delivered via facsimile, electronic mail or other electronic means shall have the same force and effect as an original counterpart signature page.
9.8    Governing Law and Dispute Resolution.
(d)    Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Delaware, without reference to conflicts of Laws principles.
(e)    Negotiation. In the event of any dispute, the Parties shall promptly seek to resolve any such dispute by negotiations between senior executives of the Parties who have authority to settle the dispute. When a Party believes there is a dispute under this Agreement that Party will promptly give the other Party written notice of the dispute. Within thirty (30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of each Party’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Party. If the dispute involves a Claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional thirty (30) days, to investigate the dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within fifteen (15) days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.
(f)    Failure to Resolve. If the dispute has not been resolved within sixty (60) days after the date of the response given pursuant to Section 9.8(b) above, or such additional time, if any, that the Parties mutually agree to in writing, or if the Party receiving such notice denies the applicability of the provisions of Section 9.8(b) or otherwise refuses to participate under the provisions of Section 9.8(b), either Party may initiate legal proceedings to enforce its rights under this Agreement.
(g)    The provisions of Sections 9.8(b) and 9.8(c) shall not apply to disputes governed by Sections 2.3 through 2.5 or ARTICLE VI.
(h)    Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF HOUSTON AND COUNTY OF HARRIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(i)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL

ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(f).
9.9    Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by either Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service to the addresses of the Parties as follows:
Buyer:

American Midstream Partners, LP
1400 16th Street, Suite 310
Denver, CO 80202
Telephone: (720) 457-6075
Attn: William B. Mathews, General Counsel
Seller:

Energy Spectrum Partners VI LP
5956 Sherry Lane, Suite 900
Dallas, TX 75225
Attention: James P. Benson
with a copy to, which shall not constitute notice:

Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, TX 75202
Attn: Jeffrey M. Sone, Esq.
or at such other address as either Party may designate by written notice to the other Party in the manner provided in this Section 9.9. Notice by mail shall be deemed to have been given and received on the third (3rd) day after posting. Notice by messenger, overnight delivery service or personal delivery shall be deemed given on the date of actual delivery if such date is a Business Day and, if not, on the first Business Day following such date.
9.10    Offset. Nothing contained herein or in any Transaction Document shall create a right of offset or setoff for any Party, and each Party hereby waives and disclaims any right of offset or setoff under all applicable Law or common Law.
9.11    No Partnership; Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship between the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third

Person to any Claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of ARTICLE VIII shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.
9.12    Schedules. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Each disclosure in the Schedules shall be deemed to qualify all representations and warranties of Sellers to the extent such disclosure is reasonably apparent on its face that such disclosure also qualifies such other representations and warranties.
9.13    Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by both Parties.
9.14    Sellers’ Representative. Sellers have determined to appoint ESP Seller as the Sellers’ representative with the sole authority to take all actions under or with respect to this Agreement and each of the agreements and instruments contemplated hereunder. Any action required to be taken by, or right granted to, Sellers under this Agreement may be taken by ESP Seller alone without approval or notice to Management Seller.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have signed this Agreement by their duly authorized officials as of the date first set forth above.
Sellers

COSTAR MIDSTREAM ENERGY LLC

By: /s/ Kevin Sullivan
Name: Kevin Sullivan
Title: Manager

ENERGY SPECTRUM PARTNERS VI LP

By: Energy Spectrum Capital VI LP, its general partner

By: Energy Spectrum VI LLC, its general partner

By: /s/ James P. Benson
Name: James P. Benson
Title: Managing Director

Buyer

AMERICAN MIDSTREAM, LLC

By: /s/ Daniel C. Campbell
Name: Daniel C. Campbell
Title: Senior Vice President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement